                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
           the Securities Exchange Act of 1934 (Amendment No.      )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14A-6(E)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                           PROGRESS ENERGY, INC.
----------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)
----------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
/X/        No fee required
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11
           (1)  Title of each class of securities to which transaction applies:
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ------------------------------------------------------------
           (5)  Total fee paid:
                ------------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

           Check box if any part of the fee is offset as provided by
/ / Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
                ------------------------------------------------------------

[GRAPHIC]

Progress Energy, Inc.
410 S. Wilmington Street
Raleigh, NC 27601

March 31, 2003

Dear Shareholder:

    I am pleased to invite you to attend the 2003 Annual Meeting of the Shareholders of Progress Energy, Inc. The meeting will be held at 10:00 o'clock a.m. on May 14, 2003, at the Asheville Community Theatre, 35 E. Walnut Street, Asheville, North Carolina.

    As described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, the matters scheduled to be acted upon at the meeting are the election of directors and two shareholder proposals.

    Regardless of the size of your holdings, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE OR VOTE BY TELEPHONE OR THROUGH THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. Voting by any of these methods will ensure that your vote is counted at the Annual Meeting if you do not attend in person.

    I am delighted that you have chosen to invest in Progress Energy, Inc. and look forward to seeing you at the meeting. On behalf of the management and directors of Progress Energy, Inc., thank you for your continued support and confidence in 2003.

Sincerely,

[GRAPHIC]
William Cavanaugh III
Chairman of the Board and Chief Executive Officer

                         VOTING YOUR PROXY IS IMPORTANT
    Your vote is important. Please promptly SIGN, DATE and RETURN the enclosed proxy card or VOTE BY TELEPHONE OR THROUGH THE INTERNET in accordance with the instructions on the enclosed proxy card so that as many shares as possible will be represented at the Annual Meeting.
    A self-addressed envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

                             PROGRESS ENERGY, INC.
                            410 S. WILMINGTON STREET
                       RALEIGH, NORTH CAROLINA 27601-1849
                             ---------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 14, 2003

    The Annual Meeting of the Shareholders of Progress Energy, Inc. will be held at 10:00 o'clock a.m. on May 14, 2003, at the Asheville Community Theatre, 35 E. Walnut Street, Asheville, North Carolina. The meeting will be held in order to:

    (1) Elect five (5) Class II directors of the Company to serve three-year terms.

    (2) Vote on a shareholder proposal relating to performance-based stock options.

    (3) Vote on a shareholder proposal relating to the expensing of stock options.

    (4) Transact any other business as may properly be brought before the meeting.

    All shareholders of Common Stock of record at the close of business on March 7, 2003, will be entitled to attend the meeting and to vote. The stock transfer books will remain open.

                                          By order of the Board of Directors.
                                          WILLIAM D. JOHNSON
                                          Executive Vice President,
                                          General Counsel and Secretary

Raleigh, North Carolina
March 31, 2003

                             PROGRESS ENERGY, INC.
                            410 S. WILMINGTON STREET
                       RALEIGH, NORTH CAROLINA 27601-1849
                             ---------------------
                                PROXY STATEMENT
                                    GENERAL

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Progress Energy, Inc. (Company) of proxies to be used at the Annual Meeting of Shareholders. That meeting will be held at 10:00 o'clock a.m. on May 14, 2003, at the Asheville Community Theatre, 35 E. Walnut Street, Asheville, North Carolina. (For directions to the meeting location, please see map included at the end of the Proxy Statement.) This Proxy Statement and form of proxy were first sent to shareholders on or about March 31, 2003.

    COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR 2002, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES, ARE AVAILABLE UPON WRITTEN REQUEST, WITHOUT CHARGE, TO THE PERSONS WHOSE PROXIES ARE SOLICITED. ANY EXHIBIT TO THE FORM 10-K IS ALSO AVAILABLE UPON WRITTEN REQUEST AT A REASONABLE CHARGE FOR COPYING AND MAILING. WRITTEN REQUESTS SHOULD BE MADE TO MR. THOMAS R. SULLIVAN, TREASURER, P. O. BOX 1551, RALEIGH, NORTH CAROLINA 27602.

    THE SECURITIES AND EXCHANGE COMMISSION DELIVERY RULES CAN BE SATISFIED BY DELIVERING A SINGLE PROXY STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS TO AN ADDRESS SHARED BY TWO OR MORE OF OUR SHAREHOLDERS. THIS DELIVERY METHOD IS REFERRED TO AS HOUSEHOLDING. A SINGLE COPY OF THE ANNUAL REPORT AND OF THE PROXY STATEMENT WILL BE SENT TO MULTIPLE SHAREHOLDERS WHO SHARE THE SAME ADDRESS IF THEY HAVE PROVIDED THEIR WRITTEN OR IMPLIED CONSENT TO SUCH DELIVERY.

    IF YOU PREFER TO RECEIVE A SEPARATE COPY OF THE PROXY STATEMENT OR THE ANNUAL REPORT, PLEASE WRITE TO SHAREHOLDER RELATIONS, P. O. BOX 1551, RALEIGH, NORTH CAROLINA 27602 OR TELEPHONE OUR SHAREHOLDER RELATIONS DEPARTMENT AT 800-662-7232, AND WE WILL PROMPTLY SEND YOU SEPARATE COPIES.

                                    PROXIES

    The accompanying proxy is solicited by the Board of Directors of the Company and the entire cost of solicitation will be borne by the Company. The Company expects to solicit proxies primarily by mail. Proxies may also be solicited by telephone, e-mail or other electronic media or personally by officers and employees of the Company and its subsidiaries, who will not be specially compensated for such services.

    You may vote shares either in person or by duly authorized proxy. In addition, you may vote your shares by telephone or through the Internet by following the instructions provided in the enclosed proxy form. Please be aware that if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for shareholders of record will close at 12:01 a.m. E.D.T. on the morning of the meeting. Any shareholder who has executed a proxy and attends the meeting may elect to vote in person rather than by proxy. You may revoke any proxy given by you in response to this solicitation at any time before the proxy is exercised by delivering a written notice of revocation, by filing with the Secretary of the Company a subsequently dated, properly executed proxy or by attending the Annual Meeting and electing to vote in person. Your attendance at the Annual Meeting, by itself, will not constitute a revocation of a proxy. If you voted by telephone or through the Internet, you may also revoke your vote by any of the three methods noted above, or you may change your vote by voting again by telephone or through the Internet. If you decide to vote by completing and mailing the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you decide later to change or revoke your proxy by accessing the Internet. You should address any written notices of proxy revocation to: Progress Energy, Inc., P.O. Box 1551, Raleigh, North Carolina 27602, Attention: Secretary.

    All shares represented by effective proxies received by the Company at or before the Annual Meeting, and not revoked before they are exercised, will be voted in the manner specified therein. Proxies that do not contain specifications will be voted "FOR" the election of Directors as set forth in this Proxy Statement, "AGAINST" the shareholder proposal relating to performance-based stock options as set forth in this Proxy Statement, "AGAINST" the shareholder proposal relating to the expensing of stock options as set forth in this Proxy Statement and in the discretion of the named proxies, upon any other business properly brought before the meeting.

    If you are a Participant in the Company's 401(k) Savings & Stock Ownership Plan or the Savings Plan for Employees of Florida Progress Corporation, shares allocated to your Plan account will be voted by the Trustee only if you execute and return your proxy, or vote by telephone or through the Internet. Company stock remaining in the ESOP Stock Suspense Account that has not been allocated to employee accounts shall be voted by the Trustee in the same proportion as shares voted by Participants.

                               VOTING SECURITIES

    The Directors of the Company have fixed March 7, 2003 as the record date for shareholders entitled to vote at the Annual Meeting. Only holders of the Company's Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting. Each share is entitled to one vote. As of March 7, 2003, there were outstanding 239,189,167 shares of Common Stock.

    Pursuant to the provisions of the North Carolina Business Corporation Act, Directors will be elected by a plurality of the votes cast by the shares entitled to vote. Withheld votes or shares held in street name that are not voted in the election of Directors will not be included in determining the number of votes cast. Approval of shareholder proposals and other matters to be presented at the Annual Meeting, if any, generally will require the affirmative vote of a majority of the shares voted on such matters. Abstentions from voting and broker non-votes will not have the effect of a "negative" vote with respect to any such matters.

                             ELECTION OF DIRECTORS

    Based on the report of the Corporate Governance Committee (see page 9), the Board of Directors nominates the five nominees listed below. The nominees to serve as Directors in Class II for terms expiring in 2006 and until their respective successors are elected and qualified are Edwin B. Borden, James E. Bostic, Jr., David L. Burner, Richard L. Daugherty and Richard A. Nunis.

    There are no family relationships among any of the nominees for Director or among any nominee and any Director or officer of the Company or its subsidiaries, and except as described above, there is no arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected.

    Valid proxies received pursuant to this solicitation will be voted in the manner specified. Where specifications are not made, the shares represented by the accompanying proxy will be voted for the election of the five nominees. Votes (other than votes withheld) will be cast pursuant to the accompanying proxy for the election of the nominees listed above unless, by reason of death or other unexpected occurrence, one or more of such nominees shall not be available for election, in which event it is intended that such votes will be cast for such substitute nominee or nominees as may be determined by the persons named in such proxy. The Board of Directors has no reason to believe that any of the nominees listed above will not be available for election as a Director.

    The names of the five nominees for election to the Board of Directors and of the other Directors, along with their ages, principal occupations or employment for the past five years, and current directorships of public companies are set forth below. (Carolina Power & Light Company and Florida Progress Corporation, which are noted in the descriptions below, are both wholly-owned subsidiaries of the Company.) Information concerning the number of shares of the Company's Common Stock beneficially owned, directly or indirectly, by all current Directors appears on page 6 of this Proxy Statement.

                        NOMINEES FOR ELECTION--CLASS II
                            (Terms Expiring in 2006)

    EDWIN B. BORDEN, age 69, is President of The Borden Manufacturing Company, a textile management services company. He has served as a Director of the Company and it predecessors since 1985 and also serves as a director of Carolina
Power & Light Company, Florida Progress Corporation, Jefferson-Pilot Financial, Jefferson-Pilot Life Insurance Company, Ruddick Corporation and Winston
Hotels, Inc.

    JAMES E. BOSTIC, JR., age 55, is Executive Vice President of Georgia-Pacific Corporation, a manufacturer and distributor of tissue paper, packaging, building products, pulp and related chemicals (since January 2001). He previously served as Senior Vice President of Georgia-Pacific Corporation (from January 1995 to December 2000). He has served as a director of the Company since July 10, 2002 and also serves as a director of Carolina Power & Light Company and Florida Progress Corporation.

    DAVID L. BURNER, age 63, is Chairman and Chief Executive Officer of the Goodrich Corporation, a provider of aerospace components, systems and services (since July 1997). He has served as a Director of the Company and its predecessors since 1999 and also serves as a director of Carolina Power & Light Company, Florida Progress Corporation, Milacron, Inc., Lance, Inc. and Briggs & Stratton Corporation.

    RICHARD L. DAUGHERTY, age 67, formerly Executive Director of NCSU Research Corporation, a development corporation of the Centennial Campus of North Carolina State University. He previously served as Vice President of IBM PC Company and Senior State Executive of IBM Corp. He has served as a Director of the Company and its predecessors since 1992 and also serves as a director of Carolina Power & Light Company and Florida Progress Corporation.

    RICHARD A. NUNIS, age 70, is President of New Business Solutions, Inc. He previously served as Chairman, Walt Disney Parks & Resorts. He has served as a Director of the Company since 2000 and also serves as a director of Carolina Power & Light Company and Florida Progress Corporation.

                    DIRECTORS CONTINUING IN OFFICE--CLASS I
                            (Terms Expiring in 2005)

    W. D. FREDERICK, JR., age 68, is a citrus grower and rancher. He is a retired partner in the law firm of Holland & Knight and a former mayor of Orlando, Florida. He has served as a Director of the Company since 2000 and also serves as a director of Carolina Power & Light Company, Florida Progress Corporation and Blue Cross/Blue Shield of Florida.

    WILLIAM O. MCCOY, age 69, is a partner in Franklin Street Partners, an investment management firm (since 1997). He previously served as Interim Chancellor of the University of North Carolina at Chapel Hill from April 1999 to August 2000 and as Vice President-Finance of the University of North Carolina at Chapel Hill from 1995 to 1998. He is also formerly Vice Chairman of the Board, BellSouth Corp., and President and Chief Executive Officer, BellSouth Enterprises. He has served as a Director of the Company and its predecessors since 1996 and also serves as a director of Carolina Power & Light Company, Florida Progress Corporation, Duke Realty Corporation, Acterna Corp., The Liberty Corporation and North Carolina Capital Management Trust and as a Trustee of Fidelity Investments.

    JOHN H. MULLIN, III, age 61, is Chairman of Ridgeway Farm, LLC, a limited liability company engaged in farming, timber and agricultural activities. He is a former Managing Director of Dillon, Read & Co. (investment bankers). He has served as a Director of the Company and its predecessors since 1999 and also serves as a director of Carolina Power & Light Company, Florida Progress Corporation, The Liberty Corporation, Sonoco Products Company and Alex Brown Realty, Inc., and as a Trustee of The Putnam Funds.

    CARLOS A. SALADRIGAS, age 54, is Chairman of Premier American Bank in Miami, Florida. He is also a retired Chief Executive Officer of ADP TotalSource (previously The Vincam Group, Inc.), a Miami-based human resources outsourcing company that provides human resource functions to small and mid-sized businesses. He has served as a Director of the Company since 2001 and also serves as a director of Carolina Power & Light Company and Florida Progress Corporation.

    J. TYLEE WILSON, age 71, is retired Chairman and Chief Executive Officer of RJR Nabisco, Inc. He has served as a Director of the Company and its predecessors since 1987 and also serves as a director of Carolina Power & Light Company and Florida Progress Corporation.

                   DIRECTORS CONTINUING IN OFFICE--CLASS III
                            (Terms Expiring in 2004)

    WILLIAM CAVANAUGH III, age 64, is Chairman and Chief Executive Officer of the Company (since August 1999). He also serves as Chairman, Progress Energy Service Company, LLC (July 2000 to present); Chairman, Florida Power Corporation (November 30, 2000 to present); Chairman, President and Chief Executive Officer, Florida Progress Corporation (November 30, 2000 to present); Chairman, Progress Energy Ventures, Inc. (March 2000 to present); and Chairman, President and Chief Executive Officer, Carolina Power & Light Company (May 1999 to present). He previously served in various executive positions at Carolina Power & Light Company. He has served as a Director of the Company and its predecessors since 1993 and also serves as a director of Duke Realty Corporation.

    CHARLES W. COKER, age 69, is Chairman of Sonoco Products Company, a manufacturer of paperboard and paper and plastics packaging products (since April 1998). He previously served as Chairman and Chief Executive Officer of Sonoco Products Company (from 1976 to April 1998). He has served as a Director of the Company and its predecessors since 1975 and also serves as a director of

Carolina Power & Light Company, Florida Progress Corporation, Bank of America Corporation and Sara Lee Corporation.

    E. MARIE MCKEE, age 52, is Senior Vice President of Corning Incorporated, a developer of technologies for glass, ceramics, fiber optics and photonics. She also serves as President and Chief Executive Officer of Steuben Glass. She has served as a Director of the Company and its predecessors since 1999 and also serves as a director of Carolina Power & Light Company and Florida Progress Corporation.

    JEAN GILES WITTNER, age 68, is President and Secretary of Wittner &
Co., Inc., a Florida holding company for companies that provide life insurance products, employee benefit insurance programs, and commercial office leasing and property management services. She has served as a Director of the Company since 2000 and also serves as a director of Carolina Power & Light Company, Florida Progress Corporation and Raymond James Bank, FSB.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth the only shareholders known to the Company to beneficially own more than 5% of the outstanding shares of the Common Stock of the Company as of December 31, 2002. The Company has no other class of voting securities.

                                  NAME AND ADDRESS OF              NUMBER OF SHARES    PERCENTAGE OF
TITLE OF CLASS                     BENEFICIAL OWNER               BENEFICIALLY OWNED       CLASS
---------------------  -----------------------------------------  ------------------   -------------
Common Stock           State Street Bank and Trust Company            24,379,179(1)       11   %
                       225 Franklin Street
                       Boston, MA 02110

                       Capital Research and Management Company        13,259,340(2)      5.6   %
                       333 Hope Street
                       Los Angeles, CA 90071

        (1)Consists of shares of Common Stock held by State Street Bank and Trust Company, acting in various fiduciary capacities. State Street Bank has sole power to vote with respect to 5,594,310 shares, shared power to vote with respect to 18,254,510 shares, sole power to dispose of 24,357,716 shares and shared power to dispose of 21,463. State Street Bank has disclaimed beneficial ownership of all shares of Common Stock.

        (2)Consists of shares of Common Stock held by Capital Research and Management Company as an investment advisor that manages The American Funds Group of mutual funds. Capital Research and Management Company has sole power to dispose of 13,259,340 shares of Common Stock, and has disclaimed beneficial ownership of all shares of Common Stock.

                      MANAGEMENT OWNERSHIP OF COMMON STOCK

    The following table describes the beneficial ownership of the Common Stock of the Company and ownership of Common Stock units as of February 28, 2003, of
(i) all current Directors and nominees for Director, (ii) each executive officer of the Company named in the Summary Compensation Table presented later in this document and (iii) all Directors and executive officers as a group. A unit of Common Stock does not represent an equity interest in the Company and possesses no voting rights, but is equal in economic value at all times to one share of Common Stock. As of February 28, 2003, none of the individuals or group in the above categories owned one percent (1%) or more of the Company's voting securities.

-----------------------------------------------------------------------------------------------
                                                        NUMBER OF SHARES OF COMMON STOCK
                                                  BENEFICIALLY OWNED(1) AND UNITS REPRESENTING
NAME                                                   SHARES OF COMMON STOCK(2,3,4,5,6,7)
-----------------------------------------------------------------------------------------------
Edwin B. Borden                                              5,632          Common Stock
                                                            30,216(2)       Units
James E. Bostic, Jr.                                           400          Common Stock
                                                               381(3)       Units
David L. Burner                                                200          Common Stock
                                                             7,320(2)       Units
William Cavanaugh III                                      397,344(8)       Common Stock
                                                           243,238(4,5,6,7) Units
Charles W. Coker                                             7,498(9)       Common Stock
                                                            35,292(2)       Units
Richard L. Daugherty                                         1,058          Common Stock
                                                            21,691(2)       Units
W. D. Frederick, Jr.                                         1,000          Common Stock
                                                             4,210(2)       Units
William D. Johnson                                          76,526(11)      Common Stock
                                                            25,687(5,6,7)   Units
William O. McCoy                                             1,000          Common Stock
                                                            13,386(2)       Units
Robert B. McGehee                                           80,309(12)      Common Stock
                                                            32,755(5,6,7)   Units
E. Marie McKee                                               1,000          Common Stock
                                                             7,757(2)       Units
John H. Mullin, III                                          4,000(10)      Common Stock
                                                             9,097(2)       Units
Richard A. Nunis                                             5,000          Common Stock
                                                             2,085(2)       Units
William S. Orser                                            79,349(13)      Common Stock
                                                            59,259(4,5,6)   Units
Carlos A. Saladrigas                                         4,600          Common Stock
                                                               549(3)       Units
Peter M. Scott III                                          78,196(14)      Common Stock
                                                            25,465(5,6)     Units
J. Tylee Wilson                                              6,000          Common Stock
                                                             9,893(2)       Units
Jean Giles Wittner                                           3,000(15)      Common Stock
                                                             4,143(2)       Units

Shares of Common Stock(16) and Units                     1,113,625          Common Stock
  beneficially owned by all directors and                  723,771          Units
  executive officers of the Company as a group
  (28 persons)

        (1)Unless otherwise noted, all shares of Common Stock set forth in the table are beneficially owned, directly or indirectly, with sole voting and investment power, by such shareholder.

        (2)Consists of units representing Common Stock of the Company under the Directors' Deferred Compensation Plan and the Non-Employee Director Stock Unit Plan (see "Directors' Compensation" on page 10).

        (3)Consists of units representing Common Stock of the Company under the Directors' Deferred Compensation Plan.

        (4)Consists of performance units under the Long-Term Compensation
Program.

        (5)Consists of performance shares awarded under the Performance Share Sub-Plan of the 1997 and 2002 Equity Incentive Plans (see "Long-Term Incentive Plan Awards Table" on page 15 and footnote 1 thereunder for performance shares awarded in 2002).

        (6)Consists of replacement units to replace the value of Company contributions to the 401(k) Savings & Stock Ownership Plan that would have been made but for the deferral of salary under the Management Deferred Compensation Plan and contribution limitations under Section 415 of the Internal Revenue Code of 1986, as amended (see "Summary Compensation Table" on page 12 and footnote 5 thereunder).

        (7)Consists of performance units recorded to reflect awards deferred under the Management Incentive Compensation Plan.

        (8)Includes 258,500 shares of Restricted Stock, 8,255 shares with shared voting and investment power owned by members of immediate family to which beneficial ownership has not been disclaimed, and 67,366 shares of Company Common Stock Mr. Cavanaugh has the right to acquire beneficial ownership of within 60 days through the exercise of certain stock options.

        (9)Includes 7,298 shares with shared voting and investment power owned by members of immediate family to which beneficial ownership has not been disclaimed.

        (10)Includes 3,000 shares with shared voting and investment power owned by members of immediate family to which beneficial ownership has not been disclaimed.

        (11)Includes 54,134 shares of Restricted Stock and 14,166 shares of Company Common Stock Mr. Johnson has the right to acquire beneficial ownership of within 60 days through the exercise of certain stock options.

        (12)Includes 55,634 shares of Restricted Stock and 18,366 shares of Company Common Stock Mr. McGehee has the right to acquire beneficial ownership of within 60 days through the exercise of certain stock options.

        (13)Includes 29,400 shares of Restricted Stock and 16,666 shares of Company Common Stock Mr. Orser has the right to acquire beneficial ownership of within 60 days through the exercise of certain stock options.

        (14)Includes 63,300 shares of Restricted Stock and 14,166 shares of Company Common Stock Mr. Scott has the right to acquire beneficial ownership of within 60 days through the exercise of certain stock options.

        (15)Includes 1,000 shares with shared voting and investment power owned by members of immediate family to which beneficial ownership has not been disclaimed.

        (16)Includes shares each group member has the right to acquire beneficial ownership of within 60 days through the exercise of certain stock options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    During 2002, five of the Company's Directors had indirect interests in routine commercial transactions for the sale of goods and services to which the Company or one of its subsidiaries was a party; however, none of those interests were material, and thus are not required to be disclosed.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers to file reports of their holdings and transactions in the Company's securities with the Securities and Exchange Commission and the New York Stock Exchange. Based on Company records and other information, the Company believes that all Section 16(a) filing requirements applicable to its Directors and executive officers with respect to the Company's 2002 fiscal year were met.

                              CORPORATE GOVERNANCE

    The Board of Directors operates pursuant to an established set of written Corporate Governance Guidelines (the "Guidelines") that set forth the Company's corporate governance philosophy and the governance policies and practices the Company has implemented in support of that philosophy. The three core governance principles embraced by the Board are integrity, accountability and independence.

    The Guidelines describe Board membership criteria, the Board selection and orientation process and Board leadership. The Guidelines require that a minimum of eighty percent of the Board's members be independent and that the membership of each Board Committee, except the Executive Committee, consist only of independent directors. Directors who are not full-time employees of the Company generally must retire from the Board at age 73. Directors whose job responsibilities or other factors relating to their selection to the Board change materially after their election are required to submit a letter of resignation to the Board. The Board will have an opportunity to review the continued appropriateness of the individual's Board membership and the Governance Committee will make the initial recommendation as to the individual's continued Board membership. The Guidelines also describe the stock ownership guidelines that are applicable to Board members and prohibit compensation to Board members other than directors' fees and payments.

    The Guidelines provide that the Organization and Compensation Committee of the Board will evaluate the performance of the Chief Executive Officer on an annual basis, using objective criteria, and will communicate the results of its evaluation to the full Board. The Guidelines also provide that the Corporate Governance Committee is responsible for conducting an annual assessment of the performance and effectiveness of the Board, and its standing committees, and reporting the results of each assessment to the full Board annually.

    The Guidelines provide that Board members have complete access to the Company's management, and can retain, at Company expense, independent advisors or consultants to assist the Board in fulfilling its responsibilities, as it deems necessary. The Guidelines also state that it is the Board's policy that the non-employee directors meet in executive session on a regularly scheduled basis. Those sessions are chaired by the Presiding Director, who is also Chairman of the Corporate Governance Committee.

    In keeping with the Board's commitment to sound corporate governance, the Company has adopted a comprehensive written code of ethics that incorporates an effective reporting and enforcement mechanism. The Code of Ethics is applicable to all Company employees, including the Company's Chief Executive Officer, its Chief Financial Officer and its Controller. The Board has adopted the Company's Code of Ethics as its own standard. Board members, Company officers and Company employees certify their compliance with the Company Code of Ethics on an annual basis.

    The Company's Corporate Governance Guidelines and Code of Ethics are posted on its Internet Web site, and can be accessed at www.progress-energy.com under the Investor Section.

                               BOARD OF DIRECTORS

    The Board of Directors is currently comprised of fourteen (14) members. The Board of Directors met six times in 2002. Average attendance of the Directors at the meetings of the Board and its Committees held during 2002 was 96%.

    The Board of Directors appoints from its members an Executive Committee, a Committee on Audit and Corporate Performance, a Committee on Finance, a Committee on Operations, Environmental, Health and Safety Issues, a Committee on Organization and Compensation, and a Corporate Governance Committee. The membership and functions of the standing Board Committees, as of December 31, 2002, are discussed below.

                              EXECUTIVE COMMITTEE

    The Executive Committee is presently composed of one Officer/Director and five Directors--Messrs. William Cavanaugh III, Chairman, Edwin B. Borden, Charles W. Coker, Richard L. Daugherty, William O. McCoy and J. Tylee Wilson. The authority and responsibility of the Executive Committee are provided in the Company's Charter and By-Laws. The Committee conducted its business by two written consents to actions without meeting during 2002.

                   AUDIT AND CORPORATE PERFORMANCE COMMITTEE

    The Audit and Corporate Performance Committee is presently composed of seven non-employee Directors--Messrs. Richard L. Daugherty, Chairman, James E. Bostic, Jr., David L. Burner, W. D. Frederick, Jr., John H. Mullin, III and Carlos A. Saladrigas and Ms. Jean Giles Wittner. The work of this Committee includes oversight responsibilities relating to the integrity of the Company's financial statements, compliance with legal and regulatory requirements, the independent auditor's qualifications and independence, performance of the internal audit function and independent auditors and the Corporate Ethics Program. The Committee held five meetings in 2002.

                         CORPORATE GOVERNANCE COMMITTEE

    The Corporate Governance Committee is presently composed of four independent Directors--Messrs. J. Tylee Wilson, Chairman, Edwin B. Borden, Charles W. Coker and John H. Mullin, III. This Committee is responsible for making recommendations to the Board with respect to the governance of the Company and the Board. Its responsibilities include recommending amendments to the Company's Charter and By-Laws, making recommendations regarding the structure, charter, practices and policies of the Board, ensuring that processes are in place for annual CEO performance appraisal and review of succession planning and management development, recommending a process for the annual assessment of Board performance, recommending criteria for Board membership, reviewing the qualifications of and recommending to the Board nominees for election. The Committee is responsible for conducting investigations into or studies of matters within the scope of its responsibilities and to retain outside advisors to identify director candidates. The Committee will consider qualified candidates for director nominated by shareholders at an annual meeting of shareholders; provided, however, that written notice of any shareholder nominations must be received by the Secretary of the Company no later than the close of business on the 60th day prior to the first anniversary of the immediately preceding year's annual meeting. The Committee held eight meetings in 2002.

                               FINANCE COMMITTEE

    The Finance Committee is presently composed of six non-employee Directors--Messrs. William O. McCoy, Chairman, David L. Burner, Charles W. Coker, John H. Mullin, III, Richard A. Nunis and J. Tylee Wilson. The Committee reviews and oversees the Company's financial policies and planning, financial position, strategic planning and investments, pension funds and financing plans. The Committee also monitors the Company's risk management activities, financial position and recommends changes to the Company's dividend policy and proposed budget. The Committee held six meetings in 2002.

        COMMITTEE ON OPERATIONS, ENVIRONMENTAL, HEALTH AND SAFETY ISSUES

    The Committee on Operations, Environmental, Health and Safety Issues is presently composed of seven non-employee Directors--Messrs. Edwin B. Borden, Chairman, James E. Bostic, Jr., Richard L. Daugherty, W. D. Frederick, Jr., and Carlos A. Saladrigas, and Ms. E. Marie McKee and Ms. Jean Giles Wittner. The Committee reviews the Company's load forecasts and plans for generation, transmission and distribution, fuel production and transportation, customer service, energy trading and term marketing, and other Company operations. The Committee reviews and assesses Company policies, procedures, and practices relative to the protection of the environment and the health and safety of employees, customers, contractors, and the public. The Committee advises the Board and makes recommendations for the Board's consideration regarding operational, environmental, and safety-related issues. The Committee held three meetings in 2002.

                   COMMITTEE ON ORGANIZATION AND COMPENSATION

    The Committee on Organization and Compensation is presently composed of six non-employee Directors--Messrs. Charles W. Coker, Chairman, Edwin B. Borden, William O. McCoy, Richard A. Nunis and J. Tylee Wilson and Ms. E. Marie McKee. The Committee verifies that personnel policies and procedures are in keeping with all governmental rules and regulations and are designed to attract and retain competent, talented employees and develop the potential of these employees. The Committee reviews all executive development plans, makes executive compensation decisions, evaluates the performance of the Chief Executive Officer and oversees plans for management succession. The Committee held five meetings in 2002.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

                            DIRECTORS' COMPENSATION

    Directors who are not employees of the Company receive an annual retainer of $45,000, of which $15,000 is automatically deferred under the Directors' Deferred Compensation Plan (see below), and an attendance fee of $1,500 per meeting for regularly scheduled Board meetings. Directors who are not employees of the Company also receive an attendance fee for committee meetings of $1,500. The Chairman of each Committee receives an additional retainer of $5,000 per year. Directors who are not employees of the Company receive an attendance fee of $1,500 for each day of a visit to a plant or office of the Company or its subsidiaries, or for attendance at any other business meeting to which the director is invited by the Company. Directors who are officers do not receive an annual retainer or attendance fees. All Directors are reimbursed for expenses incident to their service as Directors.

    In addition to the $15,000 annual retainer and any matching contributions under the incentive compensation program that are automatically deferred, outside Directors may elect to defer any portion of the remainder of their annual retainer and Board attendance fees until after the termination of their service on the Board under the Directors' Deferred Compensation Plan. Any deferred fees are deemed to be invested in a number of Units of Common Stock of the Company, but participating Directors receive no equity interest or voting rights in any shares of the Common Stock. The number of Units credited to the account of a participating Director is equal to the dollar amount of the deferred fees divided by the average of the high and low selling prices (i.e., market value) of the Common Stock on the day the deferred fees would otherwise be payable to the participating Director. The number of Units in each account is adjusted from time to time to reflect the payment of dividends on the number of shares of Common Stock represented by the Units. Unless otherwise agreed to by the participant and the Board, when the participant ceases to be a member of the Board of Directors, he or she will receive cash equal to the market value of a share of the Company's Common Stock on the date of payment multiplied by the number of Units credited to the participant's account.

    Directors are also eligible for matching contributions of up to $15,000 under an incentive compensation program. Awards under this program are based upon the achievement of the corporate incentive goals established each year by the Board and used as the basis for a matching contribution of shares of Common Stock for participating employees in the Company's 401(k) Savings & Stock Ownership Plan. In the event that five of the corporate incentive goals are met, the $15,000 portion of the annual retainer that is automatically deferred pursuant to the Directors' Deferred Compensation Plan will be increased by 50 percent, with an additional 10 percent increase for each corporate incentive goal met in excess of five (up to a maximum matching contribution of 100 percent). Such matching contribution is automatically deferred until the Director's retirement.

    Pursuant to the Company's 2002 Equity Incentive Compensation Plan, Directors are also eligible to receive grants of up to 2,000 non-qualified stock options on May 1 of each year, subject to the Board's approval. The grants will be made pursuant to individual award agreements between the Company and each Director. In order to be eligible for an annual grant, an individual must have been an outside member of the Company's Board of Directors on May 1 of the year in which the award is granted. Each annual grant will vest on the first anniversary of the grant date, and will be exercisable for ten years from the grant date. Stock options granted to Directors will vest early in the event of a change-in-control of the Company.

    Effective January 1, 1998, the Board of Directors Retirement Plan was replaced by the Non-Employee Director Stock Unit Plan. Directors had the option of rolling the value of their benefits under the Retirement Plan into the Stock Unit Plan. Effective January 1, 2001, the Stock Unit Plan provides for an annual grant of 350 "stock units" to each non-employee Director who has served on the Board for at least one year and for matching grants of up to 350 additional units to be awarded to those Directors for each year in which certain incentive goals established by the Board are met. Each unit is equal in economic value to one share of the Company's Common Stock, but does not represent an equity interest or entitle its holder to vote. The number of units is adjusted from time to time to reflect the payment of dividends with respect to the Common Stock of the Company. Benefits under the Non-Employee Director Stock Unit Plan vest after a participant has been a member of the Board for five years, and are payable solely in cash.

    All of the Directors who were existing Directors or retired Directors on or prior to September 16, 1998 participate in a Directors' Educational Contribution Plan (Educational Plan). The Educational Plan is funded by policies of corporate-owned life insurance on the lives of pairs of Directors, with proceeds payable to the Company at the death of the second to die in each pair. All costs of the Educational Plan are expected to be covered from the life insurance proceeds to be received by the Company. Pursuant to this Educational Plan, the Company will make a contribution in the name of each Director to an educational institution or approved educational foundation or fund in North Carolina or South Carolina selected by the Director and approved by the Executive Committee of the Board of Directors. The contribution will be made at the later to occur of the retirement of the Director from the Board of Directors or ten years from the date of adoption of the Educational Plan. If a Director has served as a Director for at least five but less than ten years at the time the contribution is to be made, the Company will contribute $250,000 in the name of the Director. If the Director has served for ten or more years, the amount of the contribution will be $500,000.

    The Educational Plan was discontinued September 16, 1998 and is not offered as a benefit for any Director who joins the Board subsequent to that date. The Educational Plan may be terminated at any time in the discretion of the Executive Committee without recourse or obligation to the Company.

SERVICE ON BOARDS OF SUBSIDIARIES

    All compensation paid to outside Directors is for services rendered on behalf of the Company's Board of Directors and the boards of Carolina Power & Light Company and Florida Progress Corporation.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                          COMPENSATION
                                                                                   ---------------------------
                                             ANNUAL COMPENSATION                      AWARDS         PAYOUTS
                              -------------------------------------------------    -------------    ----------
                                                                     OTHER          RESTRICTED
                                                                    ANNUAL             STOCK           LTIP          ALL OTHER
NAME AND                            SALARY(1)     BONUS(2)      COMPENSATION(3)    AWARD(S)(4,5)    PAYOUTS(6)    COMPENSATION(7)
PRINCIPAL POSITION            YEAR     ($)          ($)               ($)               ($)            ($)              ($)
---------------------------------------------------------------------------------------------------------------------------------
William Cavanaugh III,        2002  $1,134,231   $  900,000        $ 181,661(8)     $5,938,322(9)   $1,162,641       $414,377(10)
Chairman and                  2001   1,043,380    1,300,000          126,616            46,824         296,949        329,140
Chief Executive Officer       2000     871,483    1,657,640           76,991         3,871,402             N/A        258,389

William S. Orser,             2002  $  559,846   $  215,000        $  23,972        $  469,631(11)  $  435,990       $155,413(12)
Group President--             2001     548,225      350,000            5,943           624,194         113,124        128,367
CP&L                          2000     469,789      416,963            7,144           178,624             N/A        105,758

Robert B. McGehee,            2002  $  524,923   $  225,000        $  42,995        $1,257,073(13)  $  280,972       $106,122(14)
President and Chief           2001     487,110      328,000           15,484           598,246          73,530         93,785
Operating Officer             2000     337,513      444,281           15,901           280,030             N/A         74,807

William D. Johnson,           2002  $  433,885   $  170,000        $  22,700        $1,194,325(15)  $  193,773       $ 74,381(16)
Executive Vice                2001     378,776      255,000           78,698           394,701          21,352         56,923
President, General            2000     247,009      265,803(15)       26,734           405,131             N/A         38,012
Counsel and Secretary

Peter M. Scott III,           2002  $  434,846   $  160,000        $   4,586        $1,195,496(17)         N/A       $100,491(18)
Executive Vice                2001     422,283      275,000            7,635           138,990             N/A         80,707
President and                 2000     206,613      304,000           50,350         1,126,195             N/A         50,485
Chief Financial
Officer
---------------------------------------------------------------------------------------------------------------------------------

         (1)Consists of base salary prior to (i) employee contributions to the Progress Energy 401(k) Savings & Stock Ownership Plan and (ii) voluntary deferrals, if any, under the Management Deferred Compensation Plan. See "Other Benefit Opportunities" on page 26.

         (2)Except as otherwise noted, consists of amounts awarded with respect to performance in the stated year under the Management Incentive Compensation Plan. See "Other Annual Compensation Opportunities" on page 22.

         (3)Consists of gross-up payments for certain federal and state income tax obligations, and where indicated by footnote disclosure, certain perquisites.

         (4)Includes the value of restricted stock awards as of the grant date (calculated by multiplying the closing market price of the Company's unrestricted stock on the date of grant by the number of shares awarded) granted pursuant to the Company's 1997 and 2002 Equity Incentive Plans. During the period for which the shares are restricted, the grantee will receive all voting rights and cash dividends associated with the restricted stock.

         (5)Includes the value of matchable deferrals credited to the account of a participant to replace the value of Company contributions to the Progress Energy 401(k) Savings & Stock Ownership Plan that would have been made on behalf of the participant but for the deferral of salary under the Management Deferred Compensation Plan (MDCP) and compensation limitations under Section 415 of the Internal Revenue Code of 1986, as amended. Previously, matchable deferrals were provided only in Phantom Stock Units, but effective January 1, 2003 and thereafter, the value of matchable deferrals is credited to a deemed stable value fund, rather than Phantom Stock Units to eliminate reporting requirements for de minimus incremental derivative security additions. Phantom Stock Units do not represent an equity interest in the Company and the crediting of such Units to a participant's account does not convey any voting rights. However, a Phantom Stock Unit is equal in value at all times to a share of the Company's Common Stock. Additional Phantom Stock Units are credited from time to time to reflect the payment of dividends on the underlying Common Stock. Participants with one or more years of service with the Company are 100% vested in all matchable deferrals credited to their account under the MDCP Plan. Payment of the value of the Phantom Stock Units and deemed investment funds will be made in cash and will generally be made on one of the following dates in accordance with the participant's deferral election: (i) the April 1 following the date that is five or more years from the last day of the MDCP Year for which the participant's salary deferral is made, (ii) the April 1 following the participant's retirement, or (iii) the April 1 following the first anniversary of the participant's retirement. The amount of the payment will equal the fair market value of notational deemed investment funds on the valuation date multiplied by the number of units credited to the account of the participant for each fund. See "Other Benefit Opportunities" on page 26.

         (6)Consists of the value of payouts of awards granted under the Company's Performance Share Sub-Plan.

         (7)Amounts reported in this column include dividends earned in 2002 on awards granted under the Long-Term Compensation Program and dividends allocated in 2002 on awards granted under the Performance Share Sub-Plan.

         (8)Consists of (i) $105,676 in gross-up payments for certain federal and state income tax obligations; and (ii) certain perquisites, including company airplane expenses of $37,296 which exceed thresholds for footnote disclosure.

         (9)Consists of (i) 33,500 shares of Restricted Stock valued at $1,744,710 as of May 8, 2002 (one third of these shares of Restricted Stock will vest on each of the first, second and third anniversaries of the grant date);
(ii) 100,000 shares of Restricted Stock valued at $4,145,996 as of October 1, 2002 (these shares are all scheduled to vest on February 1, 2005); and
(iii) 1,034 Phantom Stock Units based on the market value of a share of Common Stock on the date such units were credited to the account of the participant. Mr. Cavanaugh owns a total of 283,500 shares of Restricted Stock, which were valued at $12,289,725 as of December 31, 2002.

         (10)Consists of (i) $61,468 which represents dividends earned in 2002 on performance units awarded under the Long-Term Compensation Program;
(ii) $268,157 which represents dividends allocated in 2002 on performance shares awarded under the Performance Share Sub-Plan; (iii) $9,825 which represents Company contributions under the Progress Energy 401(k) Savings & Stock Ownership Plan; and (iv) $74,927 which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program.

         (11)Consists of (i) 9,404 shares of Restricted Stock valued at $449,208 as of March 20, 2002; and (ii) 442 Phantom Stock Units based on the market value of a share of Common Stock on the date such units were credited to the account of the participant. Mr. Orser owns a total of 42,734 shares of Restricted Stock which were valued at $1,852,519 as of December 31, 2002.

         (12)Consists of (i) $24,975 which represents dividends earned in 2002 on performance units awarded under the Long-Term Compensation Program;
(ii) $83,885 which represents dividends allocated in 2002 on performance shares awarded under the Performance Share Sub-Plan; (iii) $10,335 which represents Company contributions under the Progress Energy 401(k) Savings & Stock Ownership Plan; and (iv) $36,218 which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program.

         (13)Consists of (i) 8,600 shares of Restricted Stock valued at $410,978 as of March 20, 2002; (ii) 20,000 shares of Restricted Stock valued at $829,194 as of October 1, 2002; and (iii) 368 Phantom Stock Units based on the market value of a share of Common Stock on the date such units were credited to the account of the participant. Mr. McGehee owns a total of 61,834 shares of Restricted Stock which were valued at $2,680,504 as of December 31, 2002.

         (14)Consists of (i) $61,281 which represents dividends allocated in 2002 on performance shares awarded under the Performance Share Sub-Plan;
(ii) $9,825 which represents Company contributions under the Progress Energy 401(k) Savings & Stock Ownership Plan; and (iii) $35,016 which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program.

         (15)Consists of (i) 7,400 shares of Restricted Stock valued at $353,632 as of March 20, 2002; (ii) 20,000 shares of Restricted Stock valued at $829,199 as of October 1, 2002; and (iii) 251 Phantom Stock Units based on the market value of a share of Common Stock on the date such units were credited to the account of the participant. Mr. Johnson owns a total of 55,834 shares of Restricted Stock, which were valued at $2,420,404 as of December 31, 2002.

         (16)Consists of (i) $47,931 which represents dividends allocated in 2002 on performance shares awarded under the Performance Share Sub-Plan;
(ii) $9,825 which represents Company contributions under the Progress Energy 401(k) Savings & Stock Ownership Plan; and (iii) $16,625 which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program.

         (17)Consists of (i) 7,400 shares of Restricted Stock valued at $353,632 as of March 20, 2002; (ii) 20,000 shares of Restricted Stock valued at $829,199 as of October 1, 2002; and (iii) 275 Phantom Stock Units based on the market value of a share of Common Stock on the date such units were credited to the account of the participant. Mr. Scott owns a total of 63,300 shares of Restricted Stock, which were valued at $2,744,055 as of December 31, 2002.

         (18)Consists of (i) $47,855 which represents dividends allocated in 2002 on performance shares awarded under the Performance Share Sub-Plan;
(ii) $9,825 which represents Company contributions under the Progress Energy 401(k) Savings & Stock Ownership Plan; and (iii) $42,811 which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                        POTENTIAL REALIZABLE VALUE AT
                                                                                           ASSUMED ANNUAL RATES OF
                                                                                           STOCK PRICE APPRECIATION
                                               INDIVIDUAL GRANTS                               FOR OPTION TERM
                          -----------------------------------------------------------   ------------------------------
                           NUMBER OF      % OF TOTAL
                           SECURITIES    OPTIONS/SARS
                           UNDERLYING     GRANTED TO
                          OPTIONS/SARS   EMPLOYEES IN   EXERCISE OR BASE   EXPIRATION
NAME                        GRANTED      FISCAL YEAR*        PRICE            DATE           5%              10%
------------------------  ------------   ------------   ----------------   ----------   -------------   --------------
William Cavanaugh III...     228,000         7.95%           $41.97        9/30/2012     $6,017,993      $15,250,777
William S. Orser........      55,000         1.92%           $41.97        9/30/2012     $1,451,709      $ 3,678,915
Robert B. McGehee.......      92,100         3.21%           $41.97        9/30/2012     $2,430,953      $ 6,160,511
William D. Johnson......      50,500         1.76%           $41.97        9/30/2012     $1,332,933      $ 3,377,913
Peter M. Scott III......      46,000         1.60%           $41.97        9/30/2012     $1,214,157      $ 3,076,911

*Excludes 24,000 stock options that were granted to non-employee directors in the last fiscal year.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                                                             NUMBER OF SECURITIES       VALUE OF UNEXERCISED IN-
                                                                  UNDERLYING               THE-MONEY OPTIONS/
                                     SHARES               UNEXERCISED OPTIONS/SARS AT             SARS
                                    ACQUIRED                        FY-END                     AT FY-END
                                       ON       VALUE     ---------------------------         EXERCISABLE/
NAME                                EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE        UNEXERCISABLE*
----------------------------------  --------   --------   -----------   -------------   ------------------------
William Cavanaugh III.............     0        $ 0.00      67,366         362,734              $314,640
William S. Orser..................     0        $ 0.00      16,666          88,334              $ 75,900
Robert B. McGehee.................     0        $ 0.00      18,366         128,834              $127,098
William D. Johnson................     0        $ 0.00      14,166          78,834              $ 69,690
Peter M. Scott III................     0        $ 0.00      14,166          74,334              $ 63,480

*The values reported in this column relate to options that were unexercisable at December 31, 2002.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                              NUMBER OF   PERFORMANCE
NAME                                                          UNITS(1)    PERIOD ENDS
----                                                          ---------   -----------
William Cavanaugh III,
  Chairman and
  Chief Executive Officer...................................   36,428         2004
William S. Orser,
  Group President--CP&L.....................................    9,415         2004
Robert B. McGehee,
  President and Chief Operating Officer.....................    8,581         2004
William D. Johnson,
  Executive Vice President,
  General Counsel and Secretary.............................    7,332         2004
Peter M. Scott III,
  Executive Vice President and
  Chief Financial Officer...................................    7,332         2004

------------------------

    (1)Consists of the number of performance shares awarded in 2002 under the Performance Share Sub-Plan of the 2002 Equity Incentive Plan, based on the closing price of a share of the Company's Common Stock on March 19, 2002, as published in THE WALL STREET JOURNAL. Performance Share awards may range from up to 40% to up to 150% of a participant's base salary depending on the participant's position and job value. The number of performance shares awarded is recorded in a separate account for each participant, and is adjusted to reflect dividends, stock splits or other adjustments in the Company's Common Stock. The performance period for an award under the Sub-Plan is the three-consecutive-year period beginning in the year in which the award is granted. There are two equally weighted performance measures under the Sub-Plan. One performance measure is Total Shareholder Return ("TSR"), which is defined in the Sub-Plan as the appreciation or depreciation in the value of stock (which is equal to the closing value of the stock on the last trading day of the relevant period minus the closing value of the stock on the last trading day of the preceding year) plus dividends declared during the relevant period divided by the closing value of the stock on the last trading day of the preceding year. The other performance measure is EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) growth. Awards under the Sub-Plan vest on January 1 following the end of the three-year performance period, provided, however, that to determine each award vested under the Sub-Plan, the TSR and EBITDA growth of the Company are compared to the TSR and EBITDA growth of a Peer Group comprised of the major electric utility companies currently comprising the Standard & Poor's Electric Index. The differences between the Company TSR and EBITDA growth, and the Peer Group TSR and EBITDA growth, respectively, are used to determine the multipliers that will be used to calculate the number of vested performance shares in each participant's account. (Differences in TSR can range from a low of (2.0%) or less to a high of 5% or more, and correspond to multipliers of 0% to 200%. Differences in EBITDA growth can range from a low of less than 0% to a high of 5% or more and correspond to multipliers of 0% to 200%.) The multiplier is applied to the number of performance shares in the participant's performance share account to determine the actual number of vested performance shares in that account. The aggregate value of vested performance shares is equal to the number of vested performance shares in the participant's account multiplied by the closing price of the Company's Common Stock, as published in THE WALL STREET JOURNAL on March 31 before payment of the award.

    Awards are paid in cash after expiration of the performance period. Payment can be made in either (i) lump sum during the month of April of the year immediately following the performance period or (ii) in accordance with an election to defer in 25% increments, made during the first year of the performance period. In the event of death, retirement or a divestiture, any award granted under the Sub-Plan immediately becomes vested. The aggregate value of the vested award is determined using multipliers that are based on the difference between the Company TSR and EBITDA growth and the Peer Group TSR and EBITDA growth, respectively, over the portion of the performance period that was completed before the terminating event occurred. See "Long-Term Compensation Opportunities" on page 23.

                               PENSION PLAN TABLE

-----------------------------------------------------------------------
       AVERAGE           ESTIMATED ANNUAL PENSION AT NORMAL RETIREMENT
    COMPENSATION                  (YEARS OF CREDITED SERVICE)
-----------------------------------------------------------------------
                                                       15 1/2 OR MORE
                          10 YEARS       15 YEARS           YEARS
-----------------------------------------------------------------------
     $   190,000          $ 76,000       $114,000          $117,800
         255,000           102,000        153,000           158,100
         320,000           128,000        192,000           198,400
         385,000           154,000        231,000           238,700
         450,000           180,000        270,000           279,000
         515,000           206,000        309,000           319,300
         555,000           222,000        333,000           344,100
         595,000           238,000        357,000           368,900
         635,000           254,000        381,000           393,700
         675,000           270,000        405,000           418,500
         715,000           286,000        429,000           443,300
         760,000           304,000        456,000           471,200
         795,000           318,000        477,000           492,900
         840,000           336,000        504,000           520,800
         900,000           360,000        540,000           558,000
         960,000           384,000        576,000           595,200
       1,020,000           408,000        612,000           632,400
       1,080,000           432,000        648,000           669,600
       1,140,000           456,000        684,000           706,800
       1,200,000           480,000        720,000           744,000
       1,260,000           504,000        756,000           781,200
       1,320,000           538,000        792,000           818,400
       1,380,000           552,000        828,000           855,600
-----------------------------------------------------------------------

    The above table demonstrates senior executive pension benefits payable upon normal retirement under the Progress Energy Pension Plan and Supplemental Senior Executive Retirement Plan at age 65 as a function of average annual income and years of service. Covered compensation under these plans consists only of the amounts in the Salary and Bonus columns of the Summary Compensation Table. Pursuant to the Progress Energy Pension Plan, a defined benefit plan, benefits are partially offset by Social Security payments and the monthly pension benefit payable upon retirement is based on base pay earnings, age, and years of credited service. Benefits under the Supplemental Senior Executive Retirement Plan are fully offset by Social Security benefits and by benefits paid under the Progress Energy Pension Plan. The monthly benefit payable upon retirement under this plan is equal to 4% of the average of a participant's highest three years of eligible earnings for each year of credited service with the Company up to a maximum of 62%. Benefits listed in the table above do not reflect the Social Security or other offset. For purposes of benefits under these plans, Messrs. Cavanaugh and Johnson each have more than 15 1/2 years of credited service as well as three or more years of service or deemed service on the Senior Management Committee, and are thereby entitled to the maximum percentage allowable in the benefit formula under these plans. Mr. Orser has eight years of credited service, Mr. McGehee has 15 years of credited service, and Mr. Scott has 11 years of credited service.

                             EMPLOYMENT AGREEMENTS

    Messrs. Cavanaugh, Orser, McGehee, Scott and Johnson have entered into employment agreements, each of which has an effective date of August 1, 2000, with the Company or one of its subsidiaries referred to collectively in this section as the "Company". These agreements provide for base salary, bonuses, perquisites and participation in the various executive compensation plans offered to senior executives of the Company. The agreements all provide that they will remain in effect for three years from the effective date. Each agreement also includes an "Evergrow provision" which provides that each year, the agreement will be extended such that the prospective term will always be three years forward on the anniversary date of the effective date. The Company may elect not to extend an executive officer's agreement and must notify the officer of such an election at least 60 days prior to the annual anniversary date of his agreement's effective date. Executive benefit plan targets, termination and other key provisions of the agreements are discussed below.

AGREEMENT WITH MR. CAVANAUGH

    Pursuant to the terms of his agreement, Mr. Cavanaugh's target compensation under the Company's Management Incentive Compensation Plan (MICP) increased to 85% of base salary earnings, effective January 1, 2003. Mr. Cavanaugh's target compensation under the Performance Share Sub-Plan (PSSP) of the Company's 2002 Equity Incentive Plan is 147% of his base salary. Mr. Cavanaugh's agreement notes that he received a recruitment bonus under the now suspended Deferred Compensation Plan for Key Management Employees that included a payment of $150,000 deferred for calendar year 1992. That amount will be used to provide retirement income to him of $121,368 per year for 15 years commencing January 1 following his attainment of age 65. The agreement with Mr. Cavanaugh also provides that, as of September 2, 1992, Mr. Cavanaugh was granted 14 years of deemed service for purposes of the Supplemental Senior Executive Retirement Plan
(SERP).

    The agreement with Mr. Cavanaugh provides that upon termination of employment without cause or constructive termination of employment, he will be provided with his base salary at the current rate for the remainder of the term of the agreement and will be eligible to retain all benefits in which he has vested under existing benefit plans. Additionally, the Company will reimburse him for certain health benefits for up to 18 months after the termination of his employment. The agreement provides that a constructive termination will be deemed to occur if (i) there is a change in the form of ownership of the Company and (ii) Mr. Cavanaugh is offered a new position with a material change in authority, duty, wages or benefits, or Mr. Cavanaugh is asked to relocate more than 50 miles. If Mr. Cavanaugh's employment is constructively terminated, he will be entitled to the greater of the benefits described above or the benefits, if any, to which he is entitled under the Company's Management Change-in-Control Plan. If the Company terminates Mr. Cavanaugh's employment for cause, he will be eligible to retain all benefits in which he has vested under existing benefit plans, but he shall not be entitled to any form of salary continuance or any form of severance benefits. He will also be entitled to any earned but unpaid salary. The agreement with Mr. Cavanaugh provides that if he terminates his employment voluntarily at any time, he shall retain all vested benefits but shall not be entitled to any form of salary continuance or any form of severance benefit.

AGREEMENT WITH MR. ORSER

    Pursuant to the terms of his agreement, Mr. Orser's target compensation under the Company's MICP increased to 55% of base salary earnings, effective January 1, 2003. Mr. Orser's target compensation under the PSSP is 78% of his base salary. Mr. Orser's agreement notes that pursuant to a 1993 employment agreement with CP&L, he received a recruitment bonus under the now suspended Deferred Compensation Plan for Key Management Employees, and that he is credited with nine years of service solely for purposes of determining benefits in connection with that bonus. The agreement also notes that Mr. Orser is automatically deemed vested for his benefits under the SERP, and will be deemed eligible for early retirement benefits under the SERP at age 60, assuming his continued employment at the Company until age 60.

    The agreement with Mr. Orser provides that upon termination of employment without cause or constructive termination of employment, he will be provided with his base salary at the current rate for the remainder of the term of the agreement, and will be eligible to retain all benefits in which he has vested under existing benefit plans. Additionally, he will be entitled to certain health benefits. The agreement provides that a constructive termination will be deemed to occur if (i) there is a change in the form of ownership of the Company and (ii) Mr. Orser is offered a new position with a material change in authority, duty, wages or benefits, or is asked to relocate more than 50 miles. If Mr. Orser's employment is constructively terminated, he will be entitled to the greater of the benefits described above or the benefits, if any, to which he is entitled under the Company's Management Change-in-Control Plan. If the Company terminates Mr. Orser's employment for cause, he will be eligible to retain all benefits in which he has vested under existing benefit plans, but he shall not be entitled to any form of salary continuance or any form of severance benefits. He will also be entitled to any earned but unpaid salary. The agreement with Mr. Orser provides that if he terminates his employment voluntarily at any time, he shall retain all vested benefits but shall not be entitled to any form of salary continuance or any form of severance benefit. The agreement also provides that if, while Mr. Orser is between the ages of 55 and 60, his employment is terminated without cause, or constructively terminated or if he voluntarily terminates his employment, he will receive $153,912 (less applicable taxes) a year for life, less benefits payable under the Progress Energy Pension Plan and in lieu of any SERP benefit. Additionally, Mr. Orser will be eligible to retain all benefits in which he has vested under existing benefit plans.

AGREEMENT WITH MR. MCGEHEE

    Pursuant to the terms of his agreement, Mr. McGehee's target compensation under the Company's MICP increased to 70% of base salary earnings, effective January 1, 2003. Mr. McGehee's target compensation under the PSSP is 115% of his base salary. Mr. McGehee's agreement notes that he received a retention agreement bonus under the now suspended Deferred Compensation Plan for Key Management Employees which vests based on his continued employment beyond age
60. The agreement also notes that upon hire, Mr. McGehee was awarded 10 years of service toward the benefits and vesting requirements of the SERP, three years of which were deemed to have been in service on the Senior Management Committee, solely for purposes of the SERP.

    The agreement with Mr. McGehee provides that upon termination of employment without cause or constructive termination of employment, he will be provided with his base salary at the current rate for the remainder of the term of the agreement, and will be eligible to retain all benefits in which he has vested under existing benefit programs. Additionally, the Company will reimburse him for certain health benefits for up to 18 months after the termination of his employment. The agreement provides that a constructive termination will be deemed to occur if (i) there is a change in the form of ownership of the Company and (ii) Mr. McGehee is offered a new position with a material change in authority, duty, wages or benefits, or is asked to relocate more than 50 miles. If Mr. McGehee's employment is constructively terminated, he will be entitled to the greater of the benefits described above or the benefits, if any, to which he is entitled under the Company's Management Change-in-Control Plan. If the Company terminates Mr. McGehee's employment for cause, he will be eligible to retain all benefits in which he has vested under existing benefit plans, but he shall not be entitled to any form of salary continuance or any form of severance benefits. He will also be entitled to any earned but unpaid salary. The agreement with Mr. McGehee provides that if he terminates his employment voluntarily at any time, he shall retain all vested benefits but shall not be entitled to any form of salary continuance or any form of severance benefit.

AGREEMENT WITH MR. JOHNSON

    Pursuant to the terms of his agreement, Mr. Johnson's target compensation under the MICP increased to 55% of base salary earnings, effective January 1, 2003. Mr. Johnson's target compensation under the PSSP is 78% of his base salary. The agreement with Mr. Johnson also notes that he was awarded seven years of deemed service toward the benefits and vesting requirements of the SERP. Three of those years will also be deemed service on the Senior Management Committee.

    The agreement with Mr. Johnson provides that upon termination of employment without cause or constructive termination of employment, he will be provided with his base salary at the current rate for the remainder of the term of the agreement and will be eligible to retain all benefits in which he has vested under existing benefit plans. Additionally, the Company will reimburse him for certain health benefits for up to 18 months after the termination of his employment. The agreement provides that a constructive termination will be deemed to occur if (i) there is a change in the form of ownership of the Company and (ii) Mr. Johnson is offered a new position with a material change in authority, duty, wages or benefits, or Mr. Johnson is asked to relocate more than 50 miles. If Mr. Johnson's employment is constructively terminated, he will be entitled to the greater of the benefits described above or the benefits, if any, to which he is entitled under the Company's Management Change-in-Control Plan. If the Company terminates Mr. Johnson's employment for cause, he will be eligible to retain all benefits in which he has vested under existing benefit plans, but he shall not be entitled to any form of salary continuance or any form of severance benefits. He will also be entitled to any earned but unpaid salary. The agreement with Mr. Johnson provides that if he terminates his employment voluntarily at any time, he shall retain all vested benefits but shall not be entitled to any form of salary continuance or any form of severance benefit.

AGREEMENT WITH MR. SCOTT

    Pursuant to the terms of his agreement, Mr. Scott's target compensation under the MICP increased to 55% of base salary earnings, effective January 1, 2003. Mr. Scott's target compensation under the PSSP is 78% of his base salary. Pursuant to the terms of his agreement, Mr. Scott received transition compensation of $100,000, and has been awarded seven years of deemed service toward the benefits and vesting requirements of the SERP.

    The agreement with Mr. Scott provides that upon termination of employment without cause or constructive termination of employment, he will be provided with his base salary at the current rate for the remainder of the term of the agreement and will be eligible to retain all benefits in which he has vested under existing benefit plans. Additionally, the Company will reimburse him for certain health benefits for up to 18 months after the termination of his employment. The agreement provides that a constructive termination will be deemed to occur if (i) there is a change in the form of ownership of the Company and (ii) Mr. Scott is offered a new position with a material change in authority, duty, wages or benefits, or Mr. Scott is asked to relocate more than 50 miles. If Mr. Scott's employment is constructively terminated, he will be entitled to the greater of the benefits described above or the benefits, if any, to which he is entitled under the Company's Management Change-in-Control Plan. If the Company terminates Mr. Scott's employment for cause, he will be eligible to retain all benefits in which he has vested under existing benefit plans, but he shall not be entitled to any form of salary continuance or any form of severance benefits. He will also be entitled to any earned but unpaid salary. The agreement with Mr. Scott provides that if he terminates his employment voluntarily at any time, he shall retain all vested benefits but shall not be entitled to any form of salary continuance or any form of severance benefit.

                   REPORT OF BOARD COMMITTEE ON ORGANIZATION
                                AND COMPENSATION

    The Company's executive compensation program is administered by the Committee on Organization and Compensation of the Board of Directors (the "Committee"). The six-member Committee is composed entirely of independent outside Directors who are not eligible to participate in any compensation program in which Company executives participate other than the 2002 Equity Incentive Plan.

COMPENSATION PRINCIPLES

COMPARISON GROUPS

    The Committee has entered into a contract with an independent executive benefits consulting firm that assists the Committee in meeting its compensation objectives for the Company's executives. Each year this consulting firm provides the Committee with an analysis comparing overall compensation paid to the Company's executives with overall compensation paid to executives of two comparison groups of electric utility companies. One comparison group consists of fifteen of the electric utility companies with fossil fuel and nuclear operations in the eastern portion of the United States. The other comparison group consists of a broad group of electric utilities across the United States. While these comparison groups are different from the group of companies comprising the Standard & Poor's Electric Index, which is a published industry index shown in the performance graph on page 31, the Committee believes these electric utility companies are appropriate for overall compensation comparisons because they reflect the most appropriate labor markets for the Company's executives.

    The Company's executive compensation program consists of four major elements: base salary; other annual compensation opportunities; long-term compensation opportunities; and other benefit opportunities. The Committee's objective in administering this program is to structure, through a combination of these elements, an overall compensation package for executives which approximates in value the 75th percentile of overall compensation paid to executives of the comparison group. Overall compensation paid to the Company's executives in 2002 met this objective.

STOCK OWNERSHIP GUIDELINES

    In an effort to more closely link the interests of the Company's management with those of its shareholders, in 1996 the Board of Directors adopted stock ownership guidelines which are designed to ensure that the Company's management has a significant financial equity investment in the Company. Those guidelines require the Company's officers to own from one to four times their base salary in the form of Company Common Stock within five years. (The specific multiplier applied to base salary depends upon the individual's position.) In addition to shares owned outright, the following are considered stock owned by executives and department heads for purposes of the guidelines: (1) stock held in any defined benefit, defined contribution, ESOP or other stock-based plan;
(2) performance units or phantom stock ("derivative securities") deferred under an annual incentive or deferral plan; (3) performance units or phantom stock earned and deferred in any long-term incentive plan account; (4) restricted stock awards; and (5) stock held in a family trust or immediate family holdings.

SECTION 162(M)

    Section 162(m) of the Internal Revenue Code of 1986, as amended (Code) imposes a limit, with certain exceptions, on the amount a publicly held corporation may deduct for compensation over $1 million paid or accrued with respect to the Company's Chief Executive Officer and any of the other four most highly compensated officers. Certain performance-based compensation is, however, specifically exempt from the deduction limit. To qualify as exempt, compensation must be made pursuant to a plan that is (1) administered by a committee of outside directors, (2) based on achieving objective performance goals and
(3) disclosed to and approved by the shareholders.

    The Committee believes the current design of the Company's compensation program is sound in linking pay to performance and to the interests of shareholders, and allowing appropriate flexibility in determining amounts to be awarded. Therefore, the Company does not have a policy that requires the Committee to qualify compensation awarded to executive officers for deductibility under Section 162(m) of the Code. The Committee does, however, consider the impact of Section 162(m) when determining executive compensation, and the 2002 Equity Incentive Plan is intended to minimize the effect of this provision. Although the Committee is not required to qualify executive compensation paid to Company executives for exemption from Section 162(m), it will continue to consider the effects of Section 162(m) when making compensation decisions.

ELEMENTS OF EXECUTIVE COMPENSATION PROGRAM

    Set forth below is a description of the major elements of the Company's executive compensation program and their relationship to corporate performance, as well as a summary of the actions taken by the Committee with respect to the compensation of the Chief Executive Officer.

BASE SALARY

    Executives within the Company receive a base salary determined by the Committee based upon the value of their position compared to competitively established salary ranges, their individual performance and overall corporate performance. The Committee does not utilize a specific mathematical formula in determining base salaries. The Committee in its discretion approved the base salaries of the Chief Executive Officer and the named executives, as set forth in the Summary Compensation Table. These salaries were based on each executive's level of responsibility in the Company, the competitive level of compensation for executives in the comparison group of utilities, the achievement of corporate goals and individual merit performance as qualitatively determined by the Committee.

OTHER ANNUAL COMPENSATION OPPORTUNITIES

MANAGEMENT INCENTIVE COMPENSATION PLAN

    The Company sponsors the Management Incentive Compensation Plan (MICP) for its senior executives, department heads and selected key employees. In order for awards to be made under the MICP, two conditions must be satisfied. First, a contribution must be earned by one or more groups of employees under the corporate incentive feature of the Company's 401(k) Savings & Stock Ownership Plan, a tax qualified 401(k) plan. Incentive matching allocations are earned by participating employees if at least five out of ten annual corporate and business unit goals are met. (See the description of the Company's 401(k) Savings & Stock Ownership Plan, under "Other Benefit Opportunities" below.) Second, the Company's return on common equity and EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) growth for the most recent three-year period must be above the median of those companies in a comparison group that is comprised of the electric utility companies currently comprising the Standard & Poor's Electric Index shown in the performance graph on page 31.

    If participants at the senior executive level of the Company are eligible for awards, then the Committee in its discretion determines whether awards are to be made and, if so, in what amounts. If participants below the senior executive level of the Company are eligible for awards, then the Chief Executive Officer has sole and complete authority to approve such awards.

    Awards consist of both a corporate component and a noncorporate component. Award opportunities, expressed as a percentage of annual base salary earnings, are applicable to both components of an award. The corporate component of an award is based upon the overall performance of the Company. The noncorporate component of an award is based upon the level of attainment of business unit/subsidiary, departmental and individual performance measures. Those measures are evaluated in terms of three levels of performance--outstanding, target and threshold--each of which is related to a particular payout percentage. If earned, awards are either paid in cash in the succeeding year or deferred to a later date, as elected by each individual participant. Deferred awards are recorded in the form of performance units. Each performance unit is generally equivalent to a share of the Company's Common Stock.

    The threshold requirements for award eligibility, as discussed above, were met and exceeded in 2002. At a meeting of the Committee on March 18, 2003, awards were made at the discretion of the Committee to the named executives, including the Chief Executive Officer, as set forth in the Summary Compensation Table under the Bonus column.

LONG-TERM COMPENSATION OPPORTUNITIES

2002 EQUITY INCENTIVE PLAN

    The 2002 Equity Incentive Plan (the "Plan"), which was approved by the Company's shareholders in 2002, allows the Committee to make various types of awards to officers, other key employees, and also Directors of the Company, its affiliates and subsidiaries. Selection of non-Director participants is within the sole discretion of the Committee. Thus, the number of persons eligible to participate in the Plan and the number of grantees may vary from year to year. The Plan was effective as of May 8, 2002, and will expire on May 8, 2012. The Plan was further amended and restated effective July 10, 2002. All awards granted under the Company's 1997 Equity Incentive Plan prior to and outstanding on May 8, 2002 remain valid in accordance with their terms and conditions.

    The Plan is a broad umbrella plan that allows the Company to enter into Award Agreements with participants and adopt various individual Sub-Plans that will permit the grant of the following types of awards: nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance units, performance shares and other stock unit awards or stock-based forms of awards. The Plan sets forth certain minimum requirements for each type of award, with detailed provisions regarding awards to be set out either in Award Agreements or in the Sub-Plans adopted under the Plan. Subject to adjustment as provided in the Plan, the maximum aggregate number of shares that may be issued over the years pursuant to awards made under the Plan cannot exceed 15,000,000 shares of Common Stock, which may be in any combination of options, restricted stock, performance shares or any other right or option which is payable in the form of stock. This limit does not apply to grants made to replace or assume existing awards in connection with the acquisition of a business. Also, shares of stock that remained available for issuance under the 1997 Equity Incentive Plan (approximately 1,700,000 shares) were transferred to the Plan.

    Under the terms of the Plan, the Committee may grant awards in a manner that qualifies them for the performance-based exception to Section 162(m) of the Internal Revenue Code of 1986, as amended, or it may grant awards that do not qualify for the exemption.

PERFORMANCE SHARE SUB-PLAN

    Pursuant to the provisions of the Plan, the Committee adopted the Performance Share Sub-Plan, which governs the issuance of performance share awards to Company officers and key employees, as selected by the Committee in its sole discretion. A "performance share" is a unit granted to a participant, the value of which is equal to the value of a share of the Company's Common Stock. The Committee may grant performance share awards subject to a limit that ranges from up to 40% to up to 150% of a participant's base salary, depending upon the participant's position and job value. (For purposes of the Sub-Plan, base salary is not reduced to reflect salary deferrals and does not include incentive compensation.) The number of performance shares awarded is recorded in a separate account for each participant, and is adjusted to reflect dividends, stock splits or other adjustments in the Company's Common Stock.

    The performance period for an award under the Sub-Plan is the three consecutive year period beginning in the year in which the award is granted. There are two equally weighted performance measures under the Sub-Plan. One performance measure is Total Shareholder Return ("TSR"), which is defined in the Sub-Plan as the appreciation or depreciation in the value of stock (which is equal to the closing value of the stock on the last trading day of the relevant period minus the closing value of the stock on the last trading day of the preceding year) plus dividends declared during the relevant period, divided by the closing value of the stock on the last trading day of the preceding year. The other performance measure is EBITDA growth. Awards under the Sub-Plan vest on January 1 following the end of a three-year performance period; provided, however, that the following methodology is used to determine each award vested under the Sub-Plan: 1) the TSR and EBITDA growth for the Company for each year during the performance period is determined; 2) those annual figures are averaged to determine the Company TSR and EBITDA growth, respectively; 3) the average TSR and EBITDA growth for all Peer Group utilities for each year during the performance period is determined (the Peer Group is currently comprised of the major electric utility companies within the Standard & Poor's Electric Index); 4) those figures are averaged, respectively, to determine the Peer Group TSR and EBITDA growth; 5) the Peer Group TSR and EBITDA growth for the performance period is subtracted from the Company TSR and EBITDA growth, respectively, for the performance period; 6) the differences between the Company TSR and EBITDA growth and the Peer Group TSR and EBITDA growth, respectively, are used to determine the multipliers that will be used to calculate the number of vested performance shares in each participant's account. (Differences in TSR can range from a low of (2.0%) or less to a high of 5% or more, and correspond to multipliers of 0 to 200%. Differences in EBITDA growth can range from a low of less than 0% to a high of 5% or more and correspond to multipliers of 0 to 200%); and 7) the multipliers are each applied independently to one-half of the number of performance shares in the participant's performance share account to determine the actual number of vested performance shares in that account. The aggregate value of vested performance shares is equal to the number of vested performance shares in the participant's account multiplied by the closing price of the Company's Common Stock, as published in THE WALL STREET JOURNAL on the March 31 before payment of the award.

    Awards are paid in cash after expiration of the performance period. Payment can be made in either (i) lump sum during the month of April of the year immediately following the performance period or (ii) in accordance with an election to defer in 25% increments, made during the first year of the performance period. In the event of death, retirement or divestiture, any award granted under the Sub-Plan immediately becomes vested. The aggregate value of the vested award is determined using multipliers that are based on the difference between the Company TSR and EBITDA growth and the Peer Group TSR and EBITDA growth, respectively, over the portion of the performance period that was completed before the terminating event occurred.

RESTRICTED STOCK AWARDS

    Section 9 of the Plan provides for the granting of shares of restricted stock by the Committee to "key employees" within the Company in such amounts and for such duration and/or consideration as it shall determine. Each restricted stock grant must be evidenced by an agreement specifying the period of restriction, the conditions that must be satisfied prior to removal of the restriction, the number of shares granted, and such other provisions as the Committee shall determine.

    Restricted stock covered by each award made under the Plan will be provided to and become freely transferable by the recipient after the last day of the period of restriction and/or upon the satisfaction of other conditions as determined by the Committee. If the grant of restricted stock is performance based, the total period of restriction for any or all shares or units of restricted stock granted shall be no less than one (1) year except as noted below. Any other shares of restricted stock issued pursuant to the Plan must provide that the minimum period of restrictions shall be three (3) years, which period of restriction may permit the removal of restrictions on no more than one-third ( 1/3) of the shares of restricted stock at the end of the first year following the grant date, and the removal of the restrictions on an additional one-third ( 1/3) of the shares at the end of each subsequent year. The Plan provides that in no event shall any restrictions be removed from shares of restricted stock during the first year following the grant date, except in the event of retirement or under certain situations following a change-in-control.

    During the period of restriction, recipients of shares of restricted stock granted under the Plan may exercise full voting rights with respect to those shares, and shall be entitled to receive all dividends and other distributions paid with respect to those shares. If any such dividends or distributions are paid in shares, those shares shall be subject to the same restrictions on transferability as the restricted stock with respect to which they were distributed. The maximum number of shares of the Company's Common Stock that may be granted in the form of Restricted Stock is 3,000,000 shares. The maximum number of shares of Company Common Stock that may be granted in the form of restricted stock in a single calendar year to any one participant is 250,000.

STOCK OPTIONS

    Pursuant to Section 7 of the Plan, the Committee is authorized to grant stock options to "key employees." Grants of stock options to directors of the Company must be approved by the full Board, and must consist only of "Nonqualified Stock Options" (options that are not intended to be "Incentive Stock Options" within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended). Subject to the terms and provisions of the Plan, the Committee has sole and complete discretion to determine the type of option granted, the option price, the duration of the option, the number of shares to which an option pertains, any conditions on the exercisability of the option and the conditions under which the option may be terminated. The specific terms and conditions applicable to each option will be detailed in an Award Agreement.

    The exercise price per share of stock covered by an option will be determined by the Committee at the time of grant; provided, however that the option price shall not be less than 100% of the fair market value of the Company's Common Stock on the grant date.

    Options granted under the Plan are exercisable at such times and subject to such restrictions and conditions as the Committee determines at the time of grant; provided, however, that no option may be exercisable more than ten years from the grant date.

    Options must be exercised by the delivery of a notice from the grantee to the Company or its designee in the form prescribed by the Committee. The notice must set forth the number of shares with respect to which the option is to be exercised. The option price is payable to the Company in cash and/or by the delivery of shares of Company Common Stock valued at fair market value at the time of exercise. In addition, at the request of the grantee, and subject to applicable laws and regulation, the Company may permit the cashless exercise of the option.

    The maximum number of shares of Company Common Stock that may be granted in the form of Incentive Stock Options is 10,000,000 shares. The maximum number of shares of Company Common Stock that may be granted in the form of options in a single calendar year to any one participant is 2,000,000.

OTHER BENEFIT OPPORTUNITIES

    The following additional benefit opportunities are also available to the Company's senior executives:

    - The Company sponsors the Management Deferred Compensation Plan (MDCP), an unfunded, deferred compensation arrangement established for the benefit of a select group of management and highly compensated employees of the Company and its participating subsidiaries. Under the MDCP, an eligible employee may elect to defer a portion of his or her salary until the April 1 following the date that is five or more years from the last day of the MDCP Year for which the deferral is made, the April 1 following his or her date of retirement, or the April 1 following the first anniversary of his or her date of retirement. Deferrals will be made to deferral accounts administered pursuant to the MDCP in the form of deemed investments in certain deemed investment funds individually chosen by each participating employee from a list of investment options provided pursuant to the MDCP. Additionally, qualifying participants will receive matching allocations from the Company (generally reflecting foregone Company allocations to participants' 401(k) accounts due to such salary deferrals, and/or foregone Company allocations to the participants' 401(k) accounts due to certain Internal Revenue Code limits), which will be allocated to a Company account that will be deemed initially to be invested in hypothetical shares of a stable value fund. Pursuant to the terms of the MDCP, the participant may reallocate any part of such account among the deemed investment funds chosen by the participant.

    - The Company sponsors an executive split dollar life insurance program, which consists of two separate plans. The first plan provides life insurance coverage approximately equal to three times salary for senior executives. The second plan provides additional life insurance coverage of $3,000,000 for those officers of the Company who are also members of the Board of Directors. The Company is in the process of evaluating its split dollar life insurance program in connection with recently proposed regulations and the Sarbanes-Oxley Act's prohibition on loans to corporate officers.

    - The Company also sponsors broad-based employee benefit plans for senior executives of participating subsidiaries. Under the Progress Energy 401(k) Savings & Stock Ownership Plan, a salary reduction plan under
      Section 401(k) of the Internal Revenue Code of 1986, as amended ("Code"), eligible, highly compensated employees of participating companies may invest up to 18% of eligible base salary earnings (up to a maximum of $11,000 in 2002 on a before-tax basis) in the Company's Common Stock and other investment options. The Company makes a matching allocation of 50% of such investment (up to 3% of eligible base salary earnings), which is invested in Company Common Stock. Under an incentive feature, the Company's allocation may be increased by up to an additional 50% if certain strategic corporate and business unit financial, operating, safety, customer satisfaction, and other performance goals are met. The Company also sponsors the Progress Energy Pension Plan (the "Pension Plan"), a defined benefit plan (cash balance formula) which covers eligible employees of participating subsidiaries who have been employed within the Company for at least one year. The right to receive pension benefits under the Pension Plan is vested after five years.

    - The Company sponsors the Restoration Retirement Plan (the "Restoration Plan"), an unfunded retirement plan for a select group of management or highly compensated employees of participating subsidiaries. The Restoration Plan "restores" the full benefit that would be provided under the Pension Plan but for certain Code limits imposed on the benefit levels of highly compensated employees. Generally, the benefit for participants is a monthly benefit payment equal to the difference between (i) a participant's accrued benefit under the Pension Plan without regard to the Internal Revenue Service compensation and benefit limits and (ii) a participant's accrued benefit as calculated under the Pension Plan. The Restoration Plan also applies to any employee who defers more than 10% of his base salary under the MDCP. The eligibility and vesting requirement for the Restoration Plan are the same as those for the Pension Plan. Participants eligible to receive benefits under the Supplemental Senior Executive Retirement Plan forego participation in and rights under the Restoration Plan.

    - The Company sponsors the Supplemental Senior Executive Retirement Plan which provides a retirement benefit for eligible senior executives equal to 4% of the average of their highest three years of base salary earnings and annual bonus for each year of credited service with the Company up to a maximum of 62%. Benefits under the Supplemental Senior Executive Retirement Plan are fully offset by Social Security benefits and by benefits paid under the Company's Pension Plan.

    - The Company's senior executives also receive certain perquisites and other personal benefits. In addition, executives received gross-up payments in 2002 for related federal and state income tax obligations, as disclosed in the Summary Compensation Table on page 12.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    Compensation in 2002 for the Chief Executive Officer was consistent with the compensation principles described above and reflected performance of the Company and the individual in 2002, as well as services in 2002. The determination of his compensation by the Committee was qualitative in nature and based on a variety of factors, including comparison group compensation data, attainment of various corporate goals, total shareholder return, earnings per share and other financial and operating performance, individual performance and other factors. Specific mathematical weights were not assigned to these factors. Overall compensation in 2002 fell within the targeted level (75th percentile) of overall compensation paid to chief executive officers in the comparison groups.

    The Committee considered the Company's significant regulatory successes in both Florida and North Carolina. The settlement of the Florida rate proceeding provides for rate stability without a cap on return on equity through 2005. The enactment of the North Carolina Clean Air Bill provides for a five year rate freeze in North Carolina and accelerated amortization of the capital costs associated with the new clean air requirements. Together, these two successes provide certainty and clarity regarding the rate environment for the Company's utility operations over the next several years. The Committee also took into account the continued excellent operational performance of the Company's generating units and transmission and distribution facilities, as evidenced by their availability, safe operation, short, well-managed outages and good material condition. The Committee also considered the success of the Company in negotiating a competitive labor agreement with Progress Energy Florida employees represented by the International Brotherhood of Electric Workers. The Committee considered the fact that while the Company did not meet its earnings per share target for 2002, it maintained its investment-grade credit rating despite difficult conditions in the capital markets and significantly out-performed other utility companies in terms of total shareholder return. Additionally, the Committee took into account the Company's solid corporate governance reputation, noting that Standard & Poors named it one of the top three corporations in the S&P 500 for transparency in its disclosures regarding finances, operations and corporate governance.

    The Committee considered the fact that the leadership provided by Mr. Cavanaugh contributed significantly to the Company's success in achieving corporate goals, implementing strategic initiatives with revised points of emphasis that reflected changing market conditions, achieving national leadership in the fields of nuclear power and electric utility operations, focusing on leadership development and succession planning, implementing programs designed to enhance the diversity of the Company's work force, improving employee morale and customer and community relations and supporting the economic growth and quality of life in the Company's service area.

                                          Committee on Organization and
                                          Compensation:
                                          Charles W. Coker, Chairman
                                          Edwin B. Borden
                                          William O. McCoy
                                          E. Marie McKee
                                          Richard A. Nunis
                                          J. Tylee Wilson

                      EQUITY COMPENSATION PLAN INFORMATION

                                                   (A)                                             (C)
                                                NUMBER OF                                  NUMBER OF SECURITIES
                                              SECURITIES TO                                REMAINING AVAILABLE
                                             BE ISSUED UPON               (B)              FOR FUTURE ISSUANCE
                                                EXERCISE           WEIGHTED-AVERAGE            UNDER EQUITY
                                             OF OUTSTANDING        EXERCISE PRICE OF        COMPENSATION PLANS
                                                OPTIONS,         OUTSTANDING OPTIONS,     (EXCLUDING SECURITIES
PLAN CATEGORY                              WARRANTS AND RIGHTS    WARRANTS AND RIGHTS    REFLECTED IN COLUMN (A))
-------------                              -------------------   ---------------------   ------------------------
Equity compensation plans approved by
  security holders                              5,157,195               $42.84                  13,746,663

Equity compensation plans not approved by
  security holders                                    N/A                  N/A                         N/A

Total                                           5,157,195               $42.84                  13,746,663

*N/A--Not Applicable, as Progress Energy does not sponsor any equity compensation plans that have not been approved by its security holders.

                       REPORT OF THE AUDIT AND CORPORATE
                             PERFORMANCE COMMITTEE

    UNLESS SPECIFICALLY STATED OTHERWISE IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

    The Audit and Corporate Performance Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended
December 31, 2002 with the Company's management and with Deloitte & Touche LLP, the Company's independent auditors. The Committee discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

    The Committee has received the written disclosures from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed the independence of Deloitte & Touche LLP with that firm.

    Based upon the review and discussions noted above, the Audit and Corporate Performance Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

    The Board of Directors has determined that the members of the Audit and Corporate Performance Committee are "independent" for purposes of the New York Stock Exchange listing standards. During 2002, three members of the Audit and Corporate Performance Committee had indirect interests in routine commercial transactions for the sale of goods or services to which the Company or one of its subsidiaries was a party; however, all of those interests were immaterial and the Board of Directors has determined that the relationships do not interfere with the Committee members' independent judgment.

    The Audit Committee has recently amended its written charter. The amended charter is included as Exhibit A to this proxy statement.

                                          Audit and Corporate Performance
                                          Committee:
                                          Richard L. Daugherty, Chairman
                                          James E. Bostic, Jr.
                                          David L. Burner
                                          W. D. Frederick, Jr.
                                          John H. Mullin, III
                                          Carlos A. Saladrigas
                                          Jean Giles Wittner

                          DISCLOSURE OF AUDITORS' FEES

    The Audit and Corporate Performance Committee of the Company's Board of Directors ("Audit Committee") has actively monitored all fees charged by its independent auditors, Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") and the relationship between audit and non-audit services provided by Deloitte. The Securities and Exchange Commission ("SEC") recently adopted rules that require audit committees to pre-approve all services rendered by a company's external auditors, effective May 6, 2003. In keeping with its proactive approach to corporate governance matters, the Company has adopted policies and procedures for approving all audit and permissible non-audit services rendered by Deloitte, and the fees billed for those services beginning January 1, 2003. The Audit Committee specifically pre-approved the use of Deloitte for audit and audit-related services, subject to certain limitations. Audit and audit-related services include assurance and related activities, services associated with internal control reviews, reports related to regulatory filings, certain due diligence services pertaining to acquisitions and general accounting and reporting advice. The pre-approval policy requires management to obtain specific pre-approval from the Audit Committee for the use of Deloitte for any permissible non-audit services, including tax services. The policy also requires management to update the Audit Committee throughout the year as to the services provided by Deloitte and the costs of those services.

    Set forth below is certain information relating to the aggregate fees billed by Deloitte for professional services rendered for the fiscal years ended December 31, 2001 and December 31, 2002. The information is being reported in accordance with the new SEC disclosure rules that will become effective on May 6, 2003.

AUDIT FEES

    The aggregate fees billed by Deloitte for professional services rendered in connection with (i) the audits of the annual financial statements of the Company and its SEC reporting subsidiaries (Carolina Power & Light Company, Florida Progress Corporation and Florida Power Corporation); (ii) the reviews of the financial statements included in the Quarterly Reports on Form 10-Q of the Company and its SEC reporting subsidiaries; (iii) the audits of the financial statements of certain non-reporting subsidiaries of the Company; and (iv) SEC filings, accounting consultations arising as part of the audits and comfort letters for the years ended December 31, 2001 and December 31, 2002 were $1,617,860 and $1,863,460, respectively. In completing its audit of the Company's financial statements, Deloitte relies substantially on its audits of the Company's SEC reporting and certain non-reporting subsidiaries.

AUDIT-RELATED FEES

    The aggregate fees billed by Deloitte for audit-related services rendered to the Company for the years ended December 31, 2001 and December 31, 2002 were $326,020 and $507,330 respectively. The services comprising the fees billed for this category included audits of certain of the Company's non-reporting subsidiaries, special procedures and letter reports, benefit plan audits and accounting consultations on prospective transactions.

TAX FEES

    The aggregate fees billed by Deloitte for tax services rendered to the Company for the years ended December 31, 2001 and December 31, 2002 were $1,411,880 and $554,990, respectively. The services comprising the fees billed in this category included those related to tax planning and advisory services.

ALL OTHER FEES

    The aggregate fees billed by Deloitte for services rendered to the Company, other than the services described above under Audit Fees, Audit-Related Fees, and Tax Fees for the years ended December 31, 2001 and December 31, 2002 were $246,500 and $32,340, respectively. The services comprising the fees billed for this category were for rate case assistance and training and cash management consulting.

                               PERFORMANCE GRAPH
                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
                AMONG PROGRESS ENERGY, INC., S&P 500 STOCK INDEX
                             AND S&P ELECTRIC INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                      1997  1998  1999  2000  2001  2002
Progress Energy Inc.   100   116    79   136   130   132
S&P Electric Index     100   116    93   143   131   112
S&P 500 Index          100   129   156   141   125    97


MEASUREMENT PERIOD (FISCAL
YEAR COVERED)                 1997       1998       1999       2000       2001       2002
PROGRESS ENERGY INC.           100        116        79         136        130        132
S&P ELECTRIC INDEX             100        116        93         143        131        112
S&P 500 INDEX                  100        129        156        141        125        97

------------------------

*   $100 Invested on 12/31/97 in Stock or Index.
    Including reinvestment of dividends.
    Fiscal Year Ending December 31.

                             SHAREHOLDER PROPOSALS

    Certain of our shareholders have submitted the proposals described below under Items 2 and 3. Upon written or oral request, the Company will provide the names, addresses and share ownership information of these proponents. Any such requests should be directed to our Corporate Secretary. For the reasons set forth after each of these proposals, the Board recommends a vote "AGAINST" Items 2 and 3.

ITEM 2: PROPOSAL REGARDING PERFORMANCE-BASED OPTIONS

PROPOSAL

    Resolved, that the shareholders of Progress Energy (the "Company") request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company's stock price performance exceeds the peer group performance level.

STATEMENT OF SUPPORT

    As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. While salaries and bonuses compensate management for short-term results, the grant of stock and stock options has become the primary vehicle for focusing management on achieving long-term results. Unfortunately, stock option grants can and do often provide levels of compensation well beyond those merited. It has become abundantly clear that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

    Indexed stock options are options whose exercise price moves with an appropriate peer group index composed of a company's primary competitors. The resolution requests that the Company's Board ensure that future senior executive stock option plans link the options exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company's proxy statement to compare 5 year stock price performance.

    Implementing an indexed stock option plan would mean that our Company's participating executives would receive payouts only if the Company's stock price performance was better than that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company's stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

    At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. In response to strong negative public and shareholder reactions to the excessive financial rewards provided executives by non-performance based option plans, a growing number of shareholder organizations, executive compensation experts, and companies are supporting the implementation of performance-based stock option plans such as that advocated in this resolution. We urge your support for this important governance reform.

                                COMPANY RESPONSE

THE BOARD AND MANAGEMENT OPPOSE THIS SHAREHOLDER PROPOSAL AND RECOMMEND A VOTE AGAINST ITEM 2 FOR THE REASONS SET FORTH BELOW:

    The Board has considered this proposal and believes that its adoption is unnecessary and would not be in the best interest of the Corporation or its shareholders.

    Although the proposal focuses on stock options, the Company's executive compensation system is already based on the achievement of performance measures. As outlined in the report of the Organization and Compensation Committee on page 21, the Company believes that its approach to executive compensation decisions constitutes performance-based compensation. In reviewing overall individual performances, the Committee considers such factors as overall performance of the Company and also relies upon the business units/subsidiary departmental and individual performance measures.

    The proposal seeks to link portions of executive compensation to the Company's performance relative to its peers. This is already being done. When making executive compensation decisions, the Committee considers the advice of an independent executive compensation consultant who compares the compensation of Company executives to the compensation paid to executives of two groups of electric utility companies. One comparison group consists of fifteen electric companies with fossil fuel and nuclear operations in the eastern United States. The other comparison group is a broad collection of electric utilities across the nation. The effect of such comparisons on the Committee's analysis is that a Company executive's performance is viewed in context of the performance and compensation of peer executives within the electric utilities industry.

    In making executive performance and compensation decisions, the Committee considers the attainment of various corporate goals, total shareholder return, earnings per share and other financial and operating performance measures, individual performance and other factors. Performance goals are reviewed and approved annually by the Board. Inherent to these considerations are comparisons of the Company's performance in the context of the performance of other industry executives, sector performance and overall economic conditions.

    Like many of its peer companies, the Company provides executive incentive compensation largely through payment in company stock and stock options. The Company's stock compensation plan is currently administered through the 2002 Equity Incentive Plan, which was overwhelmingly approved by our shareholders at the Company's 2002 Annual Shareholders' Meeting. This 2002 Plan is designed to provide long-term incentives and increase shareholder value over the long term by aligning the interests of executive officers with those of shareholders. Stock options awarded pursuant to the 2002 Plan are designed to motivate the holder to increase the value of the Company, which benefits both the option holder and the Company's shareholders. The 2002 Plan prohibits the repricing of options.

    The Company believes that it has already established a process that enables it to fairly determine and to properly make performance-based compensation decisions regarding the Company's executive officers. The Company believes that it should maintain the flexibility to make these decisions based on a review of all relevant information, including specific financial and non-financial performance results, without imposing a rigid, pre-set mathematical formula for compensation that might not consider the overall results achieved based on economic conditions that can change rapidly.

                YOUR BOARD OF DIRECTORS AND MANAGEMENT URGE YOU
                        TO VOTE "AGAINST" THIS PROPOSAL

ITEM 3: PROPOSAL REGARDING EXPENSING STOCK OPTIONS

PROPOSAL

    Resolved, that the shareholders of Progress Energy, Inc. ("Company") hereby request that the Company's Board of Directors establish a policy of expensing in the Company's annual income statement the costs of all future stock options issued by the Company.

STATEMENT OF SUPPORT

    Current accounting rules give companies the choice of reporting stock option expenses annually in the Company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company's operational earnings.

    Stock options are an important component of our Company's executive compensation program. Options have replaced salary and bonuses as the most significant element of executive pay packages at numerous companies. The lack of option expensing can promote excessive use of options in a company's compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

    A recent report issued by Standard & Poor's indicated that the expensing of stock option grant costs would have lowered operational earnings at companies by as much as 10%. "The failure to expense stock option grants has introduced a significant distortion in reported earnings," stated Federal Reserve Board Chairman Alan Greenspan. "Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company's worth." GLOBE AND MAIL, "Expensing Options is a Bandwagon Worth Joining,"
Aug. 16, 2002.

    Warren Buffet wrote in a New York Times Op-Ed piece on July 24, 2002:

        There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it's justified.

        For many years, I've had little confidence in the earnings numbers reported by most corporations. I'm not talking about Enron and WorldCom--examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings...

        Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all C.E.O.'s have told their shareholders that options are cost-free...

        When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don't belong in the earnings statement, where in the world do they belong?

    Many companies have responded to investors' concerns about their failure to expense stock options. In recent months, more than 100 companies, including such prominent ones as Coca Cola, Washington Post, and General Electric, have decided to expense stock options in order to provide their shareholders more accurate financial statements. Our Company has yet to act. We urge your support.

                                COMPANY RESPONSE

 THE BOARD AND MANAGEMENT OPPOSE THIS SHAREHOLDER PROPOSAL AND RECOMMEND A VOTE
                AGAINST ITEM 3 FOR THE REASONS SET FORTH BELOW:

    The Board has considered this proposal and believes that its adoption is unnecessary and would not be in the best interest of the Company or its shareholders at this time. The Company is not necessarily opposed to the idea of expensing stock options, but it believes such an important accounting principle should be applied consistently among all companies, particularly within our industry. The Company believes that this issue should be definitively resolved by the appropriate accounting authority before this approach is adopted.

    The Company views the use of stock options as a valuable tool for recruiting and retaining top management talent, and the Company believes that it has used that tool with prudence and moderation. The Company acknowledges the concerns of some shareholders that the cost of stock options should be reflected in our financial statements. The Board recently considered the issue of expensing options independent of this shareholder proposal and determined that doing so at this time would not be in the Company's best interest.

    Although the issue of expensing stock options has attracted significant interest from the accounting, legal and investment communities, there is no standard for valuing options that is applicable to all companies, and no consensus has emerged on the appropriate method for measuring the true cost of stock options to a company. These issues must be resolved in a manner that establishes a uniform approach to valuing options and reflecting their costs in companies' financial statements. Until that occurs, companies will select among alternative valuation approaches for stock options and inconsistency in companies' results will continue.

    The Company is complying with Statement of Financial Accounting Standards No. 123, as amended, which permits entities to account for options in a manner that can result in no expense being recorded for such options. Accordingly, the Company discloses, in the notes to its financial statements, pro forma information with regard to how earnings would have been affected if expense had been recorded for the options. This mitigates concerns that failure to expense options could result in misleading financial statements. As disclosed in Progress Energy's notes to the financial statements, its 2002 net income would only have been approximately $8.0 million lower if stock options expense had been recorded, representing a decline of only 1.5% from reported net income.

    The Company believes it would be premature for it to adopt a policy that requires the expensing of options when that approach has not been adopted by all companies. If the Company elected to expense stock options at this time, its earnings would be affected while those of some of its competitors and peers would not. The Company does not believe its shareholders are best served by adopting a change in its policy for accounting for stock options at this time.

                YOUR BOARD OF DIRECTORS AND MANAGEMENT URGE YOU
                        TO VOTE "AGAINST" THIS PROPOSAL

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    The firm of Deloitte & Touche LLP has been appointed by the Audit Committee of the Board of Directors to serve as independent public accountants for the Company for the current year, having served in that capacity for the Company and its predecessors since 1930. A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement and will be available to respond to appropriate questions.

                              FINANCIAL STATEMENTS

    The Company's 2002 Annual Report, which includes financial statements for the fiscal years ended December 31, 2002, and 2001, together with related notes, audited statements of income and changes in financial position for the three most recent years, and the report of Deloitte & Touche LLP, independent public accountants, was mailed to shareholders of record as of the close of business on March 7, 2003.

                          FUTURE SHAREHOLDER PROPOSALS

    Shareholder proposals submitted for inclusion in the proxy statement for the Company's 2003 Annual Meeting must be received no later than December 2, 2003 at the Company's principal executive offices, addressed to the attention of:

                                            William D. Johnson
                                            Executive Vice President,
                                            General Counsel and Secretary
                                            Progress Energy, Inc.
                                            Post Office Box 1551
                                            Raleigh, North Carolina 27602-1551

    Any other proposal which a shareholder desires to be presented for action at an Annual Meeting must be received by the Secretary of the Company no later than the close of business on the 60th day prior to the first anniversary of the immediately preceding year's annual meeting. The proposal must include a brief description of the business desired to be brought before the meeting, the shareholder's name and address, the class and number of shares owned by the shareholder and disclosure of any material interest the shareholder may have in the matter proposed.

                                 OTHER BUSINESS

    The Board of Directors does not intend to bring any business before the meeting other than that stated in this Proxy Statement. The Board knows of no other matter to come before the meeting. If other matters are properly brought before the meeting, it is the intention of the Board of Directors that the persons named in the enclosed Proxy will vote on such matters pursuant to the Proxy in accordance with their best judgment.

                                                                       EXHIBIT A

                   AUDIT AND CORPORATE PERFORMANCE COMMITTEE
                                    CHARTER

PURPOSE AND COMPOSITION

The Audit and Corporate Performance Committee ("Committee") shall be a standing committee of the Board of Directors ("Board"). The Committee shall assist, advise, and report regularly to the Board in fulfilling its oversight responsibilities related to:

    - The integrity of the Company's financial statements

    - The Company's compliance with legal and regulatory requirements

    - The independent auditor's qualifications and independence

    - The performance of the Company's internal audit function and independent auditors, and

    - The Corporate Ethics Program.

In meeting its responsibilities, the Committee is expected to provide an open channel of communication with management, internal audit, the external auditors, and the Board.

The Committee is composed of at least three members of the Board who are independent within the meaning of the Listing Standards of the New York Stock Exchange (NYSE). Committee members shall be appointed and/or removed by the Board. No member of the Committee shall be removed except by a majority vote of the independent directors then in office. Committee members shall be free from any relationships that would interfere with or give the appearance of interfering with the exercise of independent judgment as a Committee member. All members shall have a requisite working familiarity with basic finance and accounting practices in compliance with the Listing Standards of the NYSE. Furthermore, at least one member of the Committee shall have sufficient accounting or financial expertise and be designated as a "financial expert" in compliance with the Listing Standards of the NYSE. Committee members shall be appointed by the Board normally at the Annual Organizational Meeting of the Board.

Director's fees shall be the only compensation an audit committee member may receive from the Company. The Board shall designate one Committee member as Chairman, who shall preside over the meetings of the Committee and report Committee actions to the Board.

DUTIES AND RESPONSIBILITIES

Duties and responsibilities of the Committee shall include, but are not limited to the following:

1. Review with management and the external auditors the annual and quarterly financial results for the Company, including the disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations." Discussions with management will also include earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The review should focus on appropriate disclosure of key events, risk assessment and management, and actual or contingent liabilities that could materially impact the Company's financial results or cause the reported information to be misleading. Also review the annual report to shareholders, the annual/quarterly reports on Forms 10-K/10-Q filed with the Securities and Exchange Commission, and legal and regulatory matters having a material impact on the financial statements. The external auditors will have discussions with the Committee on the quality of the accounting policies and practices used by the Company, any alternative treatments of financial information, their ramifications and the external auditors' preferred treatments.

2. Oversee and monitor the work of the external auditors to ensure they are independent of management and their objectivity is not impaired, recognizing that the external auditors are accountable to the Board and the Committee. In determining the independence of the external auditors, the Committee will annually obtain and review a formal report from the external auditors affirming their independence as prescribed by the NYSE. Review with the external auditors any audit problems or difficulties and management's response.

    The Committee has sole authority to retain and terminate the Company's external auditors and will set clear hiring policies for employees or former employees of the independent auditors. Annually obtain and review a report from the external auditors describing the internal quality control process, including material issues raised by the most recent internal quality control review or by any inquiry or investigation by government, regulatory or professional authorities within the past five years.

    Annually report to the Board the external audit firm(s) to be retained and preapprove all audit and non-audit services and fees as noted in the Committee's Preapproval Procedure. The Committee will review the scope of any non-audit services to be performed by the external auditors and determine its impact on the auditors' independence. Review the scope of the external audit plan and upon completion of the audit, review significant changes made in the scope of the audit plan. Meet with the external auditors privately, without management present, at each regular meeting.

3. Oversee and monitor the activities of the Audit Services Department to ensure the internal audit function maintains appropriate independence and objectivity in the fulfillment of its responsibilities. The Committee should review: the audit plan for the upcoming year and the results/changes made to the prior year's plan; significant audit findings and recommendations and management's action plans; the adequacy of the budget and staffing for the Department; and the appointment or dismissal of the Chief Audit Executive. Meet with the Chief Audit Executive privately, without management present, at each regular meeting.

4. Assess and monitor the overall control environment of the Company through discussion with management, the external auditors and the Chief Audit Executive. Assess the extent to which the audit plans of the external and internal auditors can be relied on to identify material internal control weaknesses or fraud.

5. Oversee and monitor the activities of the Corporate Ethics Program. As noted in the Committee's Complaint Procedure, the Committee will review and take appropriate action on any complaints received by the Company regarding questionable accounting, internal controls or auditing matters.

6. Request the external auditors, the internal auditors, or management to conduct special reviews or studies, as appropriate. Also, the Committee may obtain advice and assistance from outside legal, accounting or other advisors, at Company expense.

7. Provide a report in the proxy statement stating that the Committee has reviewed and discussed the financial statements with management and the auditors. In addition, this report will include a recommendation to the Board that the audited financial statements be included in the Company's annual report on Form 10-K.

8. Reassess annually the effectiveness of this Committee and adequacy of this Charter. This Charter and the Company's Code of Ethics will be published on the Company's website. In addition, the disclosure of this Charter will be stated annually in the proxy, which will contain a copy of the Charter in an appendix, as required.

MEETINGS

The Committee shall hold at least three regular meetings and four quarterly conference call meetings each year in order to accomplish the aforementioned duties and responsibilities. The Committee's Chairman may call additional meetings as needed, to review matters of interest to the Committee. The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Audit and Corporate Performance Committee deems appropriate. As deemed necessary by the Committee, meetings shall be attended by appropriate Company personnel.

Following each of its meetings, the Committee shall deliver a report on the meeting to the Board, including a description of all actions taken by the Committee at the meeting. The Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.

The President of the Service Company or his designee shall, at the request of the Chairman of the Committee, arrange meetings, prepare meeting agendas, and serve as Secretary to the Committee.

                        DIRECTIONS TO PROGRESS ENERGY'S
                       2003 ANNUAL SHAREHOLDERS' MEETING
(to be held at the Asheville Community Theatre, 35 E. Walnut Street, Asheville)

                                   [GRAPHIC]

3700-PS-03

(LOGO) PROGRESS ENERGY
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

                              Voter Control Number
                              ____________________

                Your vote is important. Please vote immediately.

VOTE-BY-INTERNET
1. Log on to the Internet and go to
   http://www.eproxyvote.com/pgn
2. Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.

OR

VOTE-BY-TELEPHONE
1. Call toll-free
   1-877-PRX-VOTE (1-877-779-8683)
2. Enter your Voter Control Number listed above and follow the easy recorded instructions.

  If you vote over the Internet or by telephone, please do not mail your card.


            DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

/X/ PLEASE MARK VOTES AS IN THIS EXAMPLE

DIRECTORS RECOMMEND VOTE FOR

1. Election  of  Directors  as  set  forth in the proxy statement
Nominees:  (01) E. Borden,  (02) J. Bostic, (03) D. Burner
           (04) R. Daugherty, (05) R. Nunis


                FOR ALL NOMINEES / /     / / WITHHELD FROM ALL NOMINEES

    FOR
ALL NOMINEES / /
   EXCEPT         ___________________________________________

NOTE: If you do not wish your shares voted "FOR" a particular nominee, mark the "For All Nominees Except" box and write the name(s) on the line above. Your shares will be voted "FOR" the remaining nominee(s).

DIRECTORS RECOMMEND VOTE AGAINST

                                              For    Against    Abstain

2. SHAREHOLDER PROPOSAL RELATING TO           / /      / /        / /
   PERFORMANCE-BASED STOCK OPTIONS AS
   SET FORTH IN THE PROXY STATEMENT.

                                              For    Against    Abstain

3. SHAREHOLDER PROPOSAL RELATING TO           / /      / /        / /
   THE EXPENSING OF STOCK OPTIONS AS
   SET FORTH IN THE PROXY STATEMENT.


4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS THAT IS PROPERLY BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.


Mark box at right if an address change has been noted on the    / /
reverse side of this card.


PLEASE BE SURE TO SIGN AND DATE THIS PROXY.

(Shareholder sign here)                              Date:
                       -----------------------------      ----------------------


(Co-owner sign here)                                 Date:
                    --------------------------------     -----------------------

                              PROGRESS ENERGY, INC.

     Dear Shareholder,

  Please take note of the important information enclosed with the Proxy Card. That information relates to the management and operation of your Company and requires your immediate attention and approval. Details are discussed in the enclosed proxy materials.

  Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

  Please mark the box on this Proxy Card to indicate how you would like your shares to be voted, then sign the card, detach it and return your proxy card in the enclosed postage paid envelope. Or you may vote by telephone or Internet by following the instructions on the proxy.

  If you are a participant in one the Company's 401(k) Plans, shares allocated to your Plan account will be voted by the Trustee only if you execute and return your proxy, or vote by telephone or through the Internet. Company stock in the ESOP Suspense Account that has not been allocated to employee accounts shall be voted by the Trustee in the same proportion as shares voted by Participants.

  Your vote must be submitted prior to the Annual Meeting of Shareholders, May 14, 2003 unless you plan to vote in person at the meeting.

  Thank you in advance for your prompt consideration of these matters.

  Sincerely,

  Progress Energy, Inc.


                              PROGRESS ENERGY, INC.
             410 S. WILMINGTON STREET, RALEIGH, NORTH CAROLINA 27601

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

PROXY. The undersigned hereby appoints William Cavanaugh III and Robert B. McGehee, and each of them as Proxies, with full power of substitution, to vote the shares of stock of Progress Energy, Inc. registered in the name of the undersigned, or which the undersigned has the power to vote, at the Annual Meeting of Shareholders of the Company to be held Wednesday, May 14 2003, at 10:00 a.m., and at any adjournment thereof, for the election of directors, and upon the shareholder proposals listed on the reverse side hereof, and upon other matters properly brought before the meeting. The undersigned acknowledges receipt of the notice of said Annual Meeting and the proxy statement.

THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). UNLESS OTHERWISE SPECIFIED, IT WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND AGAINST THE SHAREHOLDER PROPOSALS , ALL AS SET FORTH IN THE PROXY STATEMENT. THE NOMINEES FOR DIRECTOR ARE: E. BORDEN, J. BOSTIC, D. BURNER, R. DAUGHERTY AND R. NUNIS. IF ANY DIRECTOR BECOMES UNAVAILABLE, THE PROXIES WILL VOTE FOR A SUBSTITUTE DESIGNATED BY THE BOARD.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, or as custodian for a minor, please give full title as such. If a corporation, please have signed in full corporate name by any authorized officer, giving full title. If a partnership, sign in full partnership name by an authorized person, giving full title.

HAS YOUR ADDRESS CHANGED? IF SO, COMPLETE BELOW.
NEW ADDRESS: